Filed Pursuant to Rule 424(b)(5)
                                                  Registration Nos. 333-67453
                                                                    333-67453-01
                                                                    333-67453-02
                                                                    333-67453-03

    THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE
                                    CHANGED.

                Subject to Completion. Dated February 15, 1999.

          Prospectus Supplement to Prospectus Dated December 4, 1998.

                           1,000 Preferred Securities
                        ALABAMA POWER CAPITAL TRUST III
                   Capital Auction Preferred Securities(CAPS)
              (Liquidation Amount $50,000 per Preferred Security)

         Fully and unconditionally guaranteed, as described herein, by

                              (Alabama Power Logo)

                          ---------------------------

     The initial distribution rate on the Capital Auction Preferred
Securities(CAPS) will be        % per annum and the initial distribution period
will be a 28-day short-term distribution period. Thereafter, except under certain circumstances, the distribution rate for the Preferred Securities will be set by auction and the distribution period will be set by the administrative trustees of Alabama Power Capital Trust III.

     A brief description of the Preferred Securities can be found under "Summary Information -- Q&A" in this Prospectus Supplement.

     See "Risk Factors" section beginning on page S-6 for a description of specific risks associated with these Preferred Securities.

                          ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

                                                                 Per
                                                          Preferred Security       Total
                                                          ------------------       -----
Initial public offering price(1)........................       $                $
Underwriting commissions to be paid by Alabama Power
  Company...............................................           (2)              (2)
Proceeds to Alabama Power Capital Trust III.............       $                $

-------------------------

(1) Plus accumulated distributions, if any, from the date of original issuance,
    which is expected to be February   , 1999.

(2) Underwriting commissions of $       per Preferred Security will be paid by
    Alabama Power Company; except that for sales of five or more Preferred
    Securities to a single purchaser, the commissions will be $       per
    Preferred Security.

                          ---------------------------

     The Underwriters expect to deliver the Preferred Securities in book-entry form only through The Depository Trust Company against payment in New York, New
York on February   , 1999.

GOLDMAN, SACHS & CO.                                             LEHMAN BROTHERS
                          ---------------------------

                 Prospectus Supplement dated February   , 1999.

                            SUMMARY INFORMATION--Q&A

     The following information supplements, and should be read together with, the information contained in other parts of this Prospectus Supplement and in the accompanying Prospectus. This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus to help you understand the Capital Auction Preferred Securities (CAPS) (the "Preferred Securities"). You should carefully read this Prospectus Supplement and the accompanying Prospectus to understand fully the terms of the Preferred Securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this Prospectus Supplement to determine whether an investment in the Preferred Securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

     Each Preferred Security represents an undivided beneficial interest in the assets of Alabama Power Capital Trust III (the "Trust"). Each Preferred Security will entitle the holder to receive cash distributions as described in this Prospectus Supplement. The Trust is offering 1,000 Preferred Securities at a price of $50,000 for each Preferred Security.

WHO IS THE TRUST?

     The Trust is a Delaware business trust. Its principal place of business is c/o Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291, and its telephone number is (205) 257-2905.

     The Trust will sell its Preferred Securities to the public and its common securities (the "Common Securities") to Alabama Power Company (the "Company"). The Trust will use the proceeds from these sales to buy a series of junior subordinated notes due February 28, 2029 (the "Series C Junior Subordinated Notes") from the Company with the same financial terms as the Preferred Securities.

     The Chase Manhattan Bank will act as property trustee (the "Property Trustee") of the Trust. Two officers of the Company also will act as trustees (the "Administrative Trustees") of the Trust. Chase Manhattan Bank Delaware will be an additional trustee (the "Delaware Trustee") of the Trust. The Chase Manhattan Bank will act as trustee (the "Indenture Trustee") under the Subordinated Note Indenture, as supplemented (the "Subordinated Note Indenture"), pursuant to which the Series C Junior Subordinated Notes will be issued and will act as trustee (the "Guarantee Trustee") under the Preferred Securities Guarantee of the Company (the "Guarantee"). The Property Trustee, Delaware Trustee and Administrative Trustees are sometimes referred to as the "Securities Trustees."

WHO IS THE COMPANY?

     The Company is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The Company has its principal office at 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-1000. The Company is a wholly owned subsidiary of The Southern Company.

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 44,500 square mile service area comprising most of the State of Alabama.

WHAT IS A DISTRIBUTION PERIOD?

     The periods for which distributions (each, a "Distribution") are payable (each, a "Distribution Period") will be either a Distribution Period of from seven days to 364 days and will always be evenly divisible by seven (each, a "Short-Term Distribution Period") or a Distribution Period of 365 days or longer (each, a "Long-Term Distribution Period"). In most circumstances, Distribution Periods will be selected by the Administrative Trustees on behalf of the Trust prior to the end of the current Distribution Period. See "The Preferred Securities -- Distribution Periods."

     The initial Distribution Period will be a 28-day Short-Term Distribution
Period ending on March   , 1999 (the "Initial Distribution Period").

HOW IS A DISTRIBUTION RATE DETERMINED?

     After the Initial Distribution Period, the distribution rate for each subsequent Distribution Period (the "Distribution Rate") is expected to be determined by auction (each, an "Auction"). See "The Auction" for a complete description of the auction procedures (the "Auction Procedures"). A Distribution Rate determined by Auction is an "Applicable Rate." However, under certain circumstances as described in "The Auction," the Distribution Rate will not be determined by an Auction and instead will be calculated by formulae described herein. See "The Auction."

     The date on which an Auction will be held to determine the Distribution Rate for the next succeeding Distribution Period (each, an "Auction Date") will be determined based on the length of the current Distribution Period. See "The Auction."

     The initial Distribution Rate is        %. The initial Auction Date will be
March   , 1999. The Chase Manhattan Bank will initially act as the Auction Agent
(the "Auction Agent").

WHEN WILL YOU RECEIVE DISTRIBUTIONS?

     If you purchase the Preferred Securities, you are entitled to receive Distributions at the Distribution Rate on the applicable distribution payment date (each, a "Distribution Payment Date"). The Distribution Payment Date for
the Initial Distribution Period is March   , 1999. After the Initial
Distribution Period, the Distribution Payment Date will be determined based on the length of each Distribution Period. See "The Preferred
Securities -- Distributions."

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

     The Company can, on one or more occasions, defer interest payments on the Series C Junior Subordinated Notes for up to five years (each, an "Extension Period"). A deferral of interest payments cannot extend, however, beyond the maturity date of the Series C Junior Subordinated Notes (which is February , 20 ). See "Description of the Series C Junior Subordinated Notes -- Option to Extend Interest Payment Period."

     If the Company defers interest payments on the Series C Junior Subordinated Notes, the Trust will also defer Distributions on the Preferred Securities. During any Extension Period, (i) Distributions will continue to accrue on the Preferred Securities, (ii) Auctions will be discontinued, (iii) regardless of any notice by the Administrative Trustees to the contrary, each subsequent Distribution Period commencing during such Extension Period will be a 28-day Short-Term Distribution Period and (iv) the Distribution Rate for each such Distribution Period will be the Maximum Applicable Rate (as defined herein) (which will be reset at the end of each 28-day Short-Term Distribution Period during such Extension Period). Also, the deferred Distributions will themselves accrue interest at the prevailing Distribution Rate (to the extent permitted by law). Once the Company makes all interest payments on the Series C Junior Subordinated

Notes, with accrued interest, it can again defer interest payments on the Series C Junior Subordinated Notes.

     During any period in which the Company defers interest payments on the Series C Junior Subordinated Notes, the Company will not be permitted to (with limited exceptions):

     - pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments with respect to the foregoing; or

     - make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Series C Junior Subordinated Notes.

     If the Company defers payments of interest on the Series C Junior Subordinated Notes, the Preferred Securities will, from the time of deferral, be treated as being issued with original issue discount ("OID") for United States federal income tax purposes. This means you will be required to recognize interest income with respect to Distributions and include such amounts in your gross income for United States federal income tax purposes even though you will not have received any cash Distributions relating to such interest income. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

     The Trust must redeem all of the outstanding Preferred Securities and Common Securities (together, the "Trust Securities") when the Series C Junior
Subordinated Notes are paid at maturity on February   , 20  or are otherwise
due. In addition, if the Company redeems any Series C Junior Subordinated Notes before their maturity, the Trust will use the cash it receives from the redemption to redeem, on a pro rata basis, Preferred Securities and Common Securities having a combined liquidation amount equal to the principal amount of the Series C Junior Subordinated Notes redeemed.

     The Company can redeem some or all of the Series C Junior Subordinated Notes before their maturity on any interest payment date at 100% of their principal amount plus accrued and unpaid interest to that interest payment date. The Company also has the option to redeem the Series C Junior Subordinated Notes, in whole, but not in part, at any time if certain changes in tax or investment company law occur and certain other conditions are satisfied, as more fully described under "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series C Junior Subordinated Notes." In any case, the Company will pay accrued interest to the date of redemption.

WHAT IS THE COMPANY'S GUARANTEE OF THE PREFERRED SECURITIES?

     The Company will guarantee the Preferred Securities based on:

     - its obligations to make payments on the Series C Junior Subordinated
       Notes;

     - its obligations under the Guarantee; and

     - its obligations under the Trust Agreement and the Agreement as to Expenses and Liabilities.

     The payment of Distributions on the Preferred Securities is guaranteed by the Company under the Guarantee, but only to the extent the Trust has funds legally and immediately available to make Distributions.

     The Company's obligations under the Guarantee are:

     - subordinate and junior in right of payment to its other liabilities;

     - equal in rank to its most senior preferred stock; and

     - senior to its common stock.

WHEN COULD THE SERIES C JUNIOR SUBORDINATED NOTES BE DISTRIBUTED TO YOU?

     The Company has the right to terminate the Trust at any time. If the Company terminates the Trust, the Trust will liquidate by distributing the Series C Junior Subordinated Notes to holders of the Preferred Securities and the Common Securities on a pro rata basis. For a discussion of the Company's ability to distribute the Series C Junior Subordinated Notes, see "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series C Junior Subordinated Notes" and "-- Liquidation Distribution Upon Dissolution."

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

     The Preferred Securities will not be listed on a stock exchange.

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

     Generally, the holders of the Preferred Securities will not have any voting rights. See "Description of the Preferred Securities -- Voting Rights."

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

     The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of a securities depository or its nominee. This means that you will not receive a certificate for your Preferred Securities and that your broker will maintain your position in the Preferred Securities. The Company expects that the Preferred Securities will be ready for delivery through a securities depository
on or about February   , 1999. The Depository Trust Company ("DTC") will act as
the initial securities depository for the Preferred Securities.

                                  RISK FACTORS

     Your investment in the Preferred Securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information in this Prospectus Supplement and the accompanying Prospectus, before deciding whether an investment in the Preferred Securities is suitable for you.

THE COMPANY'S OBLIGATIONS UNDER THE GUARANTEE AND THE SERIES C JUNIOR SUBORDINATED NOTES ARE SUBORDINATED.

     The Company's obligations under the Series C Junior Subordinated Notes will rank junior in priority of payment to all of the Company's Senior Indebtedness (as defined under "Description of the Junior Subordinated
Notes -- Subordination" in the accompanying Prospectus). This means that the Company cannot make any payments on the Series C Junior Subordinated Notes if it defaults on a payment of Senior Indebtedness and does not cure such default within the applicable grace period or if the Senior Indebtedness becomes immediately due because of a default and has not yet been paid in full. The Company's Senior Indebtedness was approximately $3,093,000,000 as of September 30, 1998.

     The Company's obligations under the Guarantee will rank in priority of payment as follows:

        - subordinate and junior in right of payment to its other liabilities;

        - equal in rank to its most senior preferred stock; and

        - senior to its common stock

     This means that the Company cannot make any payments on the Guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of the Company, its assets would be available to pay obligations under the Guarantee only after the Company made all payments on its other liabilities.

     Neither the Preferred Securities, the Series C Junior Subordinated Notes nor the Guarantee limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Series C Junior Subordinated Notes and the Guarantee. See "Description of the Guarantees -- Subordination" and "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus.

THE GUARANTEE ONLY COVERS PAYMENTS IF THE TRUST HAS CASH AVAILABLE.

     The ability of the Trust to pay scheduled Distributions on the Preferred Securities, the redemption price of the Preferred Securities and the liquidation amount of each Preferred Security is solely dependent upon the Company making the related payments on the Series C Junior Subordinated Notes when due.

     If the Company defaults on its obligations to pay principal or interest on the Series C Junior Subordinated Notes, the Trust will not have sufficient funds to pay Distributions, the redemption price or the liquidation amount of each Preferred Security. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts.

     Instead, you:

        - may directly sue the Company or seek other remedies to collect your pro rata share of payments owed; or

        - may rely on the Property Trustee to enforce the Trust's rights under the Series C Junior Subordinated Notes.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES.

     The Company can, on one or more occasions, defer interest payments on the Series C Junior Subordinated Notes for up to five years. If the Company defers interest payments on the Series C Junior Subordinated Notes, the Trust will defer Distributions on the Preferred Securities during any deferral period. However, Distributions would still accumulate and such deferred Distributions would themselves accrue interest at the prevailing Distribution Rate (to the extent permitted by law).

     If the Company defers payments of interest on the Series C Junior Subordinated Notes, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the interest on the Series C Junior Subordinated Notes held by the Trust) before you receive any cash relating to such interest. In addition, you will not receive such cash if you sell the Preferred Securities before the end of any deferral period or before the record date relating to Distributions which are paid.

     The Company has no current intention of deferring interest payments on the Series C Junior Subordinated Notes. However, if the Company exercises its right in the future, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series C Junior Subordinated Notes. If you sell the Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Preferred Securities. In addition, the existence of the Company's right to defer payments of interest on the Series C Junior Subordinated Notes may mean that the market price for the Preferred Securities (which represent an undivided beneficial interest in the Series C Junior Subordinated Notes) may be more volatile than other securities that do not have these rights.

     See "Certain Federal Income Tax Considerations" for more information regarding the tax consequences of purchasing, holding and selling the Preferred Securities.

PREFERRED SECURITIES MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX OR INVESTMENT COMPANY LAW OCCUR.

     If certain changes in tax or investment company law occur and are continuing, and certain other conditions are satisfied, the Company has the right to redeem the Series C Junior Subordinated Notes, in whole, but not in part, at any time. Any such redemption will cause a mandatory redemption of all Preferred Securities and Common Securities at a redemption price equal to $50,000 per Preferred Security plus any accrued and unpaid Distributions. See "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series C Junior Subordinated Notes."

PREFERRED SECURITIES MAY BE REDEEMED AT THE OPTION OF THE COMPANY.

     At the option of the Company, the Series C Junior Subordinated Notes may be redeemed, in whole, or in part, on any interest payment date (the "Redemption Date") at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date (the "Redemption Price"). See "Description of the Series C Junior Notes -- Optional Redemption." You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Series C Junior Subordinated Notes. If the Series C Junior Subordinated Notes are redeemed, the Trust must redeem the Preferred Securities and the Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Series C Junior Subordinated Notes to be redeemed. See "Description of the Preferred Securities -- Redemption."

THERE CAN BE NO ASSURANCE AS TO THE LIQUIDITY OF THE PREFERRED SECURITIES.

     The ability of a holder of the Preferred Securities to sell such Preferred Securities may depend on the success of the Auction, which is based on the receipt by the Auction Agent of Sufficient Clearing Bids (as defined under "The Auction -- Determination of Distribution Rate"). There may be times when Sufficient Clearing Bids are not received in an Auction. The Company, the Trust and any of their affiliates, the Auction Agent and brokers and dealers that participate in the Auctions (the "Broker-Dealers") are not obligated to take any action to ensure that Sufficient Clearing Bids are made. If Sufficient Clearing Bids are not received in an Auction, the holders of the Preferred Securities may not be able to sell Preferred Securities in such Auction. In the absence of successful Auctions, there is no assurance that a secondary market for the Preferred Securities will develop or, if such a market develops, that the Preferred Securities will trade at or close to their stated liquidation amount.

     In addition, the Auctions require the active participation of Broker-Dealers. While the Auction Agent has initially entered into a non-exclusive agreement with each of Goldman, Sachs & Co. ("Goldman Sachs") and Lehman Brothers Inc. ("Lehman Brothers") to act as the Broker-Dealers and, under certain circumstances, may enter into similar agreements with one or more other Broker-Dealers, the marketability of the Preferred Securities and the efficient functioning of the Auctions could be reduced to the extent that Goldman Sachs or Lehman Brothers resigns or ceases to participate actively in the Auctions and no additional Broker-Dealers are appointed or, if appointed, resigns or ceases to participate actively in the Auctions.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE PREFERRED SECURITIES OR THE SERIES C JUNIOR SUBORDINATED NOTES.

     There can be no assurance as to the market prices for the Preferred Securities or the Series C Junior Subordinated Notes that may be distributed in exchange for Preferred Securities upon a termination of the Trust. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made by this Prospectus Supplement, in an Auction, or in the secondary market, or the Series C Junior Subordinated Notes that a holder of Preferred Securities may receive upon a termination of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered by this Prospectus Supplement. As a result of the Company's right to defer interest payments on the Series C Junior Subordinated Notes, the market price of the Preferred Securities (which represent undivided beneficial ownership interests in the Trust, substantially all the assets of which consist of the Series C Junior Subordinated Notes) may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

THE COMPANY MAY TERMINATE THE TRUST AT ANY TIME.

     The Company has the right to terminate the Trust at any time. If the Company decides to exercise its right to terminate the Trust, the Trust will liquidate by distributing the Series C Junior Subordinated Notes to holders of the Preferred Securities and the Common Securities on a pro rata basis.

     Under current United States federal income tax law, a distribution of Series C Junior Subordinated Notes to you on the dissolution of the Trust should not be a taxable event to you. However, if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of Series C Junior Subordinated Notes to you may be a taxable event to you.

     The Company has no current intention of causing the termination of the Trust and the distribution of the Series C Junior Subordinated Notes. The Company anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected such as if certain changes in tax law or investment company law occurred. See "Description of the Preferred Securities -- Special Event

Redemption; Distribution of Series C Junior Subordinated Notes." The Company cannot predict the other circumstances under which this right would be exercised.

YOU HAVE LIMITED VOTING RIGHTS.

     Generally, you will not have any voting rights. In particular, subject to certain exceptions, only the Company can appoint or remove any of the Securities Trustees. See "Description of the Preferred Securities -- Voting Rights."

                        ALABAMA POWER CAPITAL TRUST III

     The Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on November 27, 1996. The Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the date of original issuance of the Preferred Securities (the "Issue Date") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part (the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Series C Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate,
convenient or incidental thereto. The Trust has a term of approximately   years,
but may terminate earlier as provided in the Trust Agreement.

     Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The Common Securities will rank on a parity with, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Subordinated Note Indenture Event of Default (as defined below), the rights of the holders of Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities.

     The Trust's business and affairs will be conducted by the Securities Trustees, which shall be appointed by the Company as the holder of the Common Securities. Two officers of the Company initially will serve as the Administrative Trustees. The Chase Manhattan Bank will serve as Property Trustee and will hold legal title to the Series C Junior Subordinated Notes issued by the Company on behalf of the Trust and the holders of the Trust Securities. Chase Manhattan Bank Delaware will serve as Delaware Trustee. In certain circumstances, the holders of a majority in liquidation amount of the Preferred Securities will be entitled to appoint a Substitute Property Trustee. See "Description of the Preferred Securities -- Voting Rights."

     The Property Trustee will hold legal title to the Series C Junior Subordinated Notes for the benefit of the Trust and the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Subordinated Note Indenture as the holder of the Series C Junior Subordinated Notes. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Preferred Securities to appoint a Substitute Property Trustee in certain instances, the Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace all the Securities Trustees.

     The Series C Junior Subordinated Notes will constitute substantially all of the assets of the Trust. Other assets that may constitute "Trust Property" (as that term is defined in the Trust Agreement) include any cash on deposit in, or owing to, the payment account as established under the Trust Agreement, as well as any other property or assets held by the Property Trustee pursuant to the Trust Agreement. In addition, the Trust may, from time to time, receive cash pursuant to the Agreement as to Expenses and Liabilities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Business Trust Act, and the 1939 Act. See "Description of the Preferred Securities."

     The Trust's registered office in the State of Delaware is c/o Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Trust shall be c/o the Company, 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-2905, Attn:
Treasurer.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998, and as adjusted to reflect the transactions described in note (1) below. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                              AS OF SEPTEMBER 30, 1998
                                                          ---------------------------------
                                                            ACTUAL        AS ADJUSTED(1)
                                                          ----------    -------------------
                                                           (THOUSANDS, EXCEPT PERCENTAGES)
Common Stock Equity.....................................  $2,837,278    $2,837,278     46.2%
Cumulative Preferred Stock..............................     317,512       317,512      5.2
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts Holding Company Junior
  Subordinated Notes....................................     297,000       347,000      5.6
Senior Notes............................................   1,008,800     1,550,000     25.2
Other Long-Term Debt....................................   1,666,093     1,096,093     17.8
                                                          ----------    ----------    -----
     Total, excluding amounts due within one year.......  $6,126,683    $6,147,883    100.0%
                                                          ==========    ==========    =====

---------------

(1) Reflects (i) the issuance in October 1998 of $160,000,000 aggregate principal amount of Series G 5 3/8% Senior Notes due October 1, 2008; (ii) the issuance in November 1998 of $225,000,000 aggregate principal amount of Series H 5.49% Senior Notes due November 1, 2005; (iii) the issuance in November 1998 of $156,200,000 aggregate principal amount of Series I 5.35% Senior Notes due November 15, 2003; (iv) the redemption in December 1998 of the outstanding $100,000,000 aggregate principal amount of First Mortgage Bonds, 6.85% Series due August 1, 2002; (v) the redemption in January 1999 of the outstanding $125,000,000 aggregate principal amount of First Mortgage Bonds, 7.00% Series due January 1, 2003; (vi) the redemption in February 1999 of the outstanding $175,000,000 aggregate principal amount of First Mortgage Bonds, 6 3/4% Series due February 1, 2003; (vii) the scheduled maturity of the outstanding $170,000,000 aggregate principal amount of First Mortgage Bonds, 6 3/8% Series due August 1, 1999; and (viii) the proposed issuance of the Preferred Securities.

                                USE OF PROCEEDS

     The Trust will invest the proceeds received from the sale of the Preferred Securities in Series C Junior Subordinated Notes. The net proceeds received by the Company from such investment will be used by the Company to repay a portion of the Company's outstanding short-term indebtedness, which aggregated approximately $280,000,000 as of February 12, 1999.

                          RECENT RESULTS OF OPERATIONS

     For the year ended December 31, 1998, the unaudited amounts of "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were

$3,386,373,000, $700,160,000 and $377,223,000, respectively. In the opinion of the management of the Company, the above amounts for the year ended December 31, 1998 reflect all adjustments necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 1998 were 2.94 and 2.75, respectively.

                              RECENT DEVELOPMENTS

     On November 30, 1998, total judgments of nearly $53,000,000 were entered in favor of five plaintiffs against the Company and two large textile manufacturers. The plaintiffs alleged that such manufacturers had discharged certain polluting substances into a stream that empties into Lake Martin, a hydroelectric reservoir owned by the Company, and that such discharges had reduced the value of the plaintiffs' residential lots on Lake Martin. Of the total amount of the judgments, $155,000 was compensatory damages and the remainder was punitive damages. The damages were assessed against all three defendants jointly. Post-trial motions have been filed, and, if relief is not granted at the trial court level, the Company will appeal these judgments to the Supreme Court of Alabama. While the Company believes that these judgments should be reversed or set aside, the final outcome of this matter cannot now be determined.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the 1939 Act. The Property Trustee will act as the Indenture trustee with respect to the Trust, as well as the Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Preferred Securities will include those stated in the Trust Agreement, the Delaware Business Trust Act, and those made part of the Trust Agreement by the 1939 Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, as well as the 1939 Act.

GENERAL

     The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by the Company. The Common Securities rank on a parity with, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Subordinated Note Indenture Event of Default, the rights of the holders of the Common Securities to receive payment of periodic Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Trust Agreement, the Property Trustee will own and hold the Series C Junior Subordinated Notes for the benefit of the Trust and the holders of the Trust Securities. The payment of Distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company on a subordinated basis as and to the extent described under "Description of the Guarantees" in the accompanying Prospectus. The Guarantee does not cover payment of Distributions on the Preferred Securities when the Trust does not have legally and immediately available funds sufficient to make such Distributions. In such event, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce its rights under the Series C Junior Subordinated Notes. In addition, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series C Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series C Junior Subordinated Notes. The above mechanisms and obligations, together with the Company's obligations under the Agreement as to Expenses and Liabilities, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "-- Voting Rights" below.

DISTRIBUTIONS

     The Distribution Payment Date in respect of a Short-Term Distribution Period including the Initial Distribution Period will be on the last day of such Short-Term Distribution Period and, in the case of a Short-Term Distribution Period in excess of 90 days, on such additional Distribution Payment Dates, if any, as the Administrative Trustees, on behalf of the Trust may specify in connection with the establishment of such Short-Term Distribution Period.

     Distributions shall be payable on the Distribution Payment Date to the holders of record as of the opening of business on the Business Day immediately preceding such Distribution Payment Date (the "Record Date").

     If either (i) any additional Distribution Payment Date for a Short-Term Distribution Period in excess of 90 days is not a Business Day (as defined herein) or (ii) the day immediately succeeding any such additional Distribution Payment Date is not a Business Day, then Distributions will be payable on the first Business Day prior to the Distribution Payment Date that is immediately succeeded by a Business Day, except that if the securities depository changes its current practice of paying Distributions in next-day funds to paying Distributions in same-day funds and the Distribution Payment Date is not a Business Day, then Distributions will be payable on the first Business Day following such Distribution Payment Date, in each case with the same force and effect as if payment was made on the date such payment was originally payable.

     If either (i) the Distribution Payment Date for a Short-Term Distribution Period which is not an additional Distribution Payment Date described in the preceding paragraph or the final Distribution Payment Date for a Short-Term Distribution Period in excess of 90 days is not a Business Day or (ii) the day immediately succeeding the Distribution Payment Date for such Distribution Period is not a Business Day, then such Short-Term Distribution Period will end on the first Business Day prior to the Distribution Payment Date that is immediately succeeded by a Business Day, except that if the securities depository changes its current practice of paying Distributions in next-day funds to paying Distributions in same-day funds and the Distribution Payment Date is not a Business Day, then the Short-Term Distribution Period will end on the first Business Day following such Distribution Payment Date.

     Distribution Payment Dates in respect of a Long-Term Distribution Period generally will be on the first day of a month selected by the Administrative Trustees on behalf of the Trust that is not more than four calendar months after the commencement of such Long-Term Distribution Period and quarterly thereafter on the first day of each succeeding third month and on the last day of such Long-Term Distribution Period. Distributions shall be payable on the Distribution Payment Date to the holders of record on the Record Date. If any such Distribution Payment Date is not a Business Day, Distributions on the Preferred Securities will be payable on the immediately succeeding Business Day, with the same force and effect as if payment was made on the date such payment was originally payable. If the final Distribution Payment Date for a Long-Term Distribution Period would otherwise be a day that is not a Business Day, the immediately succeeding Business Day will be the final Distribution Payment Date for such Long-Term Distribution Period, with the same force and effect as if payment was made on the date such payment was originally payable.

     "Business Day" means any day other than (i) a Saturday or a Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the Indenture Trustee's corporate trust office or the Property Trustee's principal corporate trust office is closed for business.

     The amount of Distributions per Preferred Security payable on each Distribution Payment Date in respect of a Short-Term Distribution Period (or a portion thereof) will be computed by multiplying the per annum Distribution Rate in effect for such Short-Term Distribution Period by a fraction, the numerator of which will be the actual number of days in such Short-Term Distribution Period (or portion thereof) (determined by including the first day thereof and excluding the last thereof) and the denominator of which will be 360, and multiplying the rate so obtained by $50,000. The amount of Distributions per Preferred Security payable on each Distribution Payment Date in respect of a Long-Term Distribution Period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, in the case of a Long-Term Distribution Period beginning or ending on a date other than the first date of a month, portions of any 30-day month based upon the actual number of days elapsed.

     The Company has the right under the Subordinated Note Indenture to defer payments of interest on the Series C Junior Subordinated Notes by extending the interest payment period from time to time on the Series C Junior Subordinated Notes which, if exercised, would defer Distributions on the Preferred Securities during any Extension Period. During this Extension Period, (i) Distributions will continue to accrue on the Preferred Securities, (ii) Auctions will be discontinued, (iii) regardless of any notice by the Administrative Trustees to the contrary, each subsequent Distribution Period during such Extension Period will be a 28-day Short-Term Distribution Period and (iv) the Distribution Rate for each such Distribution Period will be the Maximum Applicable Rate (which will be reset at the end of each 28-day Short-Term Distribution Period during the Extension Period). See "The Auction -- Extension Period."

     If the Company decides to defer interest payments on the Series C Junior Subordinated Notes, the Extension Period shall consist of consecutive 28-day Short-Term Distribution Periods which in the aggregate shall not exceed five years (which approximates to a maximum of 65 consecutive 28-day Short-Term Distribution Periods). An Extension Period shall not extend beyond the stated maturity of the Series C Junior Subordinated Notes. Prior to the termination of any Extension Period, the Company may further defer payments of interest provided that the Extension Period, together with all such previous and further extensions thereof, may not exceed 65 consecutive 28-day Short-Term Distribution Periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Series C Junior Subordinated Notes.

     Deferred installments of interest on the Series C Junior Subordinated Notes will bear interest, compounded on each Interest Payment Date, at a rate per annum equal to the Interest Rate (as defined herein). Any deferred Distributions and accrued interest thereon shall be paid, if funds are legally available therefor, to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the Record Date next following the termination of such Extension Period. See "Description of the Series C Junior Subordinated Notes -- Interest" and "-- Option to Extend Interest Payment Period."

     Distributions on the Preferred Securities must be paid on the Distribution Payment Dates to the extent that the Trust has funds legally and immediately available for the payment of such Distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Series C Junior Subordinated Notes. See "Description of the Series C Junior Subordinated Notes."

  DETERMINATION OF DISTRIBUTION RATE

     The Distribution Rate on the Preferred Securities for each Distribution Period following the Initial Distribution Period will be the Applicable Rate, the Maximum Applicable Rate, the Non-Auction Rate (as defined herein) or the Default Rate (as defined herein). Except in the event of (i) the failure to hold an Auction for any reason (other than because a Trust Agreement Event of Default (as defined herein) exists) on the Auction Date scheduled to occur at the end of the preceding Distribution Period or (ii) the occurrence of a Trust Agreement Event of Default, the Distribution Rate for each subsequent Distribution Period will be the Applicable Rate. See "The Auction -- General" and "The
Auction -- Determination of Distribution Rate."

     The "Non-Auction Rate" will apply automatically to any Distribution Period if there is a failure to hold an Auction for any reason on the Auction Date scheduled to occur at the end of the preceding Distribution Period, except for circumstances in which the Distribution Rate is the Default Rate or during an Extension Period, as described herein. The Non-Auction Rate will be equal to the Maximum Applicable Rate as in effect on the date of such failure to hold an Auction, except to the extent otherwise provided herein. If an Auction is not held on two consecutive scheduled Auction Dates, the Distribution Rate for the Distribution Period relating to the second such scheduled Auction Date will be the Special Maximum Applicable Rate (as defined herein) on the Business Day immediately preceding the first day of such Distribution Period.

     If a Trust Agreement Event of Default has occurred and is continuing, (i) Auctions will be discontinued, (ii) regardless of any notice by the Administrative Trustees on behalf of the Trust to the contrary, each subsequent Distribution Period commencing after such Trust Agreement Event of Default but before Auctions are resumed will be a 28-day Short-Term Distribution Period, and
(iii) the Distribution Rate for each such 28-day Short-Term Distribution Period will be equal to the Default Rate. The foregoing will continue until the earlier of (i) the occurrence of a Distribution Payment Date at least one Business Day prior to which the Trust Agreement Event of Default has been cured or waived in which case Auctions will resume as described herein for the Distribution Period commencing with such Distribution Payment Date or (ii) the Preferred Securities are redeemed.

     A Trust Agreement Event of Default will be deemed to be cured or waived if, at any time, (a) after a Trust Agreement Event of Default exists and payment of interest and principal on the Series C Junior Subordinated Notes has been accelerated under the terms of the Subordinated Note Indenture or (b) prior to a judgment or decree for the payment of the money due on the Preferred Securities has been obtained, the following events occur: (i) the holders of at least
66 2/3% in liquidation amount of the outstanding Preferred Securities give written notice to the Property Trustee, the Administrative Trustees and the Company to rescind and annul such declaration of acceleration of the Series C Junior Subordinated Notes and its consequences, (ii) the Trust pays and deposits with the securities depository a sum sufficient to pay all Distributions (including any accrued interest) and liquidation amount due on the Preferred Securities otherwise than caused by the acceleration of the Series C Junior Subordinated Notes and (iii) all other Trust Agreement Events of Default are no longer continuing or have been waived.

     The "Default Rate" in respect of the Preferred Securities will be the higher of: (i) the product of the Commercial Paper Rate (as defined herein) applicable to a 28-day Short-Term Distribution Period, determined as of the date of the related Trust Agreement Event of Default that gives rise to the application of such Default Rate, multiplied by the Applicable Percentage (as defined herein) (as in effect on such date) that would be applicable if the Preferred Securities had a Prevailing Rating (as defined herein) of below "baa3"/BBB-; or (ii) the

Distribution Rate in effect for the Distribution Period in respect of which such Trust Agreement Event of Default occurred.

     In the event that the Company elects an Extension Period under the terms of the Subordinated Note Indenture: (i) Distributions will continue to accrue on the Preferred Securities, (ii) Auctions will be discontinued, (iii) regardless of any notice by the Administrative Trustees to the contrary, each subsequent Distribution Period commencing during such Extension Period will be a 28-day Short-Term Distribution Period and (iv) the Distribution Rate for each such 28-day Short-Term Distribution Period will be equal to the Maximum Applicable Rate (which will be reset at the end of each 28-day Short-Term Distribution Period during such Extension Period). The foregoing will continue until the Extension Period terminates and the Company provides notice to the Auction Agent that Auctions shall commence for the succeeding Distribution Period in accordance with the Auction Procedures. See "The Auction -- Extension Period."

DISTRIBUTION PERIODS

     Except as otherwise provided herein, prior to the end of each Distribution Period, the Administrative Trustees acting in their sole discretion, except in limited circumstances, will select either a Short-Term Distribution Period or a Long-Term Distribution Period as the subsequent Distribution Period by giving written notice thereof to the Auction Agent and the securities depository. See "Description of the Preferred Securities -- Distribution Periods -- Distribution Period Selection." The Initial Distribution Period will be a 28-day Short-Term Distribution Period.

  SHORT-TERM DISTRIBUTION PERIODS

     A Short-Term Distribution Period (other than the Initial Distribution Period) will begin on the last day of the preceding Distribution Period and will end on the day specified by the Administrative Trustees, but no earlier than the seventh day and no later than the 364th day following the last day of such preceding Distribution Period and will always be evenly divisible by seven.

  LONG-TERM DISTRIBUTION PERIODS

     A Long-Term Distribution Period will begin on the last day of the preceding Distribution Period and, unless it is the Final Distribution Period, will end on a Distribution Payment Date specified by the Administrative Trustees, but no earlier than the 365th day following the last day of such preceding Distribution Period.

     The Trust may select a Long-Term Distribution Period which extends to the maturity of the Series C Junior Subordinated Notes and would eliminate the need for future Auctions (the "Final Distribution Period"). If the Final Distribution Period is selected, subject to the provisions described in the second paragraph under "Description of the Preferred Securities -- Distribution
Periods -- Distribution Period Selection," and Sufficient Clearing Bids are received at the Auction immediately prior to the commencement of such Distribution Period: (i) such Auction will be the final Auction; (ii) the services of the Auction Agent and of the Broker-Dealers will end and (iii) there will be no adjustment to the Distribution Rate following the commencement of such Final Distribution Period, except upon a Trust Agreement Event of Default or during an Extension Period.

  DISTRIBUTION PERIOD SELECTION

     Upon not less than five Business Days, nor more than 20 days, written notice to the Auction Agent and the securities depository prior to (i) the last day of any Distribution Period or (ii) the last day of the final Distribution Period of any Extension Period or the last day of the final Distribution Period for which the Default Rate will be in effect, the Administrative Trustees will select a Long-Term Distribution Period or a Short-Term Distribution Period as the next

Distribution Period; provided that, if the Distribution Period existing prior to such Extension Period or prior to the first Distribution Period during which the Default Rate was applicable was a Final Distribution Period or a Long-Term Distribution Period that would still be in effect but for such Extension Period or Trust Agreement Event of Default, the next Distribution Period shall be the remaining term of such Final Distribution Period or Long-Term Distribution Period. The Administrative Trustees will not be obligated to provide notice of the selection of a subsequent Distribution Period, and failure to send notice by the fifth Business Day prior to the end of the then current Distribution Period will be deemed a selection of a 28-day Short-Term Distribution Period as the next Distribution Period. Notwithstanding the foregoing, (i) if the Trust had duly given notice of a Long-Term Distribution Period, the Trust may, (a) upon written notice provided by the Administrative Trustees to the Auction Agent and the securities depository not later than 10:00 a.m., New York City time, on the Auction Date scheduled to occur at the end of the then-current Distribution Period, elect to change such subsequent Long-Term Distribution Period (which may be a Final Distribution Period) to a Short-Term Distribution Period or (b) upon written notice provided by the Administrative Trustees to the Auction Agent and the securities depository not less than one Business Day prior to the Auction Date scheduled to occur at the end of the then-current Distribution Period, elect to change the length of such Long-Term Distribution Period; or (ii) if the Administrative Trustees have selected a Short-Term Distribution Period (including a deemed selection as discussed above), the Administrative Trustees may (a) upon written notice provided by the Administrative Trustees to the Auction Agent and the securities depository not less than one Business Day prior to the Auction Date scheduled to occur at the end of the then-current Distribution Period elect to change such subsequent Short-Term Distribution Period to a Long-Term Distribution Period (which may be a Final Distribution Period), or (b) upon written notice provided by the Administrative Trustees to the Auction Agent and the securities depository not later than 10:00 a.m., New York City time, on the Auction Date scheduled to occur at the end of the then-current Distribution Period, elect to change the length of such Short-Term Distribution Period. Any notice regarding the next Distribution Period will specify: (i) whether the next succeeding Distribution Period will be a Short-Term Distribution Period or a Long-Term Dividend Period and the length thereof; (ii) in the case of a Long-Term Distribution Period, the initial Distribution Payment Date; and (iii) in the case of a Short-Term Distribution Period of more than 90 days, the additional Distribution Payment Dates, if any, selected by the Administrative Trustees.

     Notwithstanding the preceding paragraph:

          (i) the Administrative Trustees may select a Long-Term Distribution Period only if on the date of notice of that selection Distribution payments on the Preferred Securities are current; and

          (ii) a 28-day Short-Term Distribution Period will automatically follow the expiration of the preceding Distribution Period if:

             (a) the Administrative Trustees do not select a Long-Term Distribution Period or a Short-Term Distribution Period; or

             (b) Sufficient Clearing Bids are not made for any reason (other than because all of the Preferred Securities are the subject of Submitted Hold Orders (as defined herein)) in the Auction occurring at the end of such preceding Distribution Period; or

             (c) an Auction is not held, for any reason, on the Auction Date scheduled to occur at the end of such preceding Distribution Period.

     The circumstances resulting in an automatic adjustment to or establishment of certain Distribution Periods described above may also affect the Distribution Rate for such subsequent Distribution Periods. See "Description of the Preferred Securities -- Distributions" and "The Auction -- Determination of Distribution Rate." In certain of these events, Existing Holders that have placed Sell Orders (as defined herein) for the Preferred Securities may not be able to sell those Preferred Securities in the Auction. See "The
Auction -- Acceptance and Rejection of Orders and Allocation of Preferred Securities."

REDEMPTION

     The Preferred Securities are subject to mandatory redemption upon repayment of the Series C Junior Subordinated Notes at maturity, their earlier redemption or when they are otherwise due. The Series C Junior Subordinated Notes will
mature on February   , 20  and may be redeemed, in whole or in part, at the
option of the Company, on any interest payment date or at any time in whole upon the occurrence of a Special Event (as defined herein). Upon the repayment of the Series C Junior Subordinated Notes, whether at maturity, upon redemption or when they are otherwise due, the proceeds from such repayment or payment shall simultaneously be applied to redeem a like amount of Trust Securities upon not less than 30 nor more than 60 days' notice, at the Redemption Price. See "Description of the Series C Junior Subordinated Notes -- Optional Redemption." In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Preferred Securities to be redeemed will be selected as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. If the Preferred Securities are no longer in book-entry only form, the Preferred Securities to be redeemed will be selected by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50,000 or integral multiples thereof) of the aggregate liquidation amount of Preferred Securities of a denomination larger than $50,000; provided, however, that before undertaking the redemption of the Preferred Securities on other than a pro rata basis, the Property Trustee shall have received an opinion of counsel that the status of the Trust as a grantor trust for federal income tax purposes would not be adversely affected.

     Except to the extent otherwise provided with respect to redemptions during a Long-Term Distribution Period, the redemption price for each Preferred Security shall equal the stated liquidation amount of $50,000 plus accrued and unpaid Distributions thereon to the date of payment.

SPECIAL EVENT REDEMPTION; DISTRIBUTION OF SERIES C JUNIOR SUBORDINATED NOTES

     Upon the occurrence of a Special Event at any time, the Company will have the option to redeem the Series C Junior Subordinated Notes in whole (and thus cause the redemption of the Preferred Securities in whole). A Special Event is either an Investment Company Act Event or a Tax Event.

     An "Investment Company Act Event" means that the Administrative Trustees and the Company shall have received an opinion of independent counsel (which may be counsel to the Company) to the effect that, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority after the Issue Date, there is more than an insubstantial risk that the Trust is or will be considered an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

     "Tax Event" means that the Administrative Trustees and the Company shall have received an opinion from independent tax counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of
(a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Series C Junior Subordinated Notes, (ii) interest payable on the Series C Junior Subordinated Notes would not be deductible by the Company for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the Issue Date.

     The Company will have the right at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, cause the Series C Junior Subordinated Notes to be distributed to the holders of the Preferred Securities in liquidation of the Trust. See "-- Liquidation Distribution Upon Dissolution" below. This right is optional and wholly within the discretion of the Company. Circumstances under which the Company may determine to exercise such right could include the occurrence of an Investment Company Act Event or a Tax Event, adverse tax consequences to the Company or the Trust that are not within the definition of a Tax Event because they do not result from an amendment or change described in such definition, and changes in the accounting requirements applicable to the Preferred Securities as described under "Accounting Treatment of the Trusts" in the accompanying Prospectus.

     If Series C Junior Subordinated Notes are distributed to the holders of the Preferred Securities, the Interest Rate on the Series C Junior Subordinated Notes will be determined in the same manner as the Distribution Rate for the Preferred Securities and the associated Auction Procedures shall remain the same except (i) the effects of Trust Agreement Events of Default shall be occassioned only by the Subordinated Note Indenture Events of Default and (ii) the cure and waiver provisions relating to Trust Agreement Events of Default shall be superceded by the cure and waiver provisions relating to Subordinated Note Indenture Events of Default. See "Description of Junior Subordinated
Notes -- Events of Default" in the accompanying Prospectus. After the date for any distribution of Series C Junior Subordinated Notes upon termination of the Trust, (i) the Preferred Securities and the Guarantee will no longer be deemed to be outstanding, (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Series C Junior Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and the Guarantee not held by the securities depositary or its nominee will be deemed to represent Series C Junior Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an Interest Rate identical to the Distribution Rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, such Preferred Securities, until such certificates are presented to the Company or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Series C Junior Subordinated Notes that may be distributed in exchange for the Preferred Securities if a termination and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Series C Junior Subordinated Notes that the investor may receive on termination and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     In the event that fewer than all of the Trust Securities are to be redeemed, then the aggregate liquidation amount of the Trust Securities to be redeemed shall be allocated 97% to the Preferred Securities and 3% to the Common Securities.

     The Preferred Securities redeemed on each redemption date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the Series C Junior Subordinated Notes. The redemption price of Preferred Securities shall be deemed payable on each redemption date only to the extent that the Trust has funds legally and immediately available for payment of such Redemption Price.

     If the Property Trustee gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, subject to the immediately preceding paragraph, the Property Trustee will irrevocably deposit with the securities depositary, so long as the Preferred Securities are in book-entry only form, sufficient funds to pay the applicable redemption price. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below. If the Preferred Securities are no longer in book-entry only form, the Property Trustee, subject to the immediately preceding paragraph, shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions to pay the redemption price to the holders thereof upon surrender of their Preferred Securities certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, Distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the Distribution Rate, from such redemption date originally established by the Trust for such Preferred Securities to the date such redemption price is actually paid. See "-- Events of Default" below, "Relationship Among the Preferred Securities, the Junior Subordinated Notes and the Guarantees" and "Description of the Guarantees -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by Auction, by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as the initial securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Preferred Securities in accordance with its procedures.

     Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but the Company and the Trust take no responsibility for the accuracy thereof. The Trust has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to the Trust Agreement, the Trust shall terminate on December 31, 20 , or earlier upon (i) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) in respect of the Company, dissolution or liquidation of the Company, or dissolution of the Trust pursuant to a judicial decree; (ii) the delivery of written direction to the Property Trustee by the Company, as Depositor, at any time (which direction is optional and wholly within the discretion of the Company, as Depositor) to terminate the Trust and distribute the Series C Junior Subordinated Notes to the holders of the Preferred Securities in liquidation of the Trust (see "-- Special Event Redemption; Distribution of Series C Junior Subordinated Notes" above); or (iii) the payment at maturity, upon redemption, or otherwise when due of all of the Series C Junior Subordinated Notes, and the consequent payment of the Trust Securities.

     If an early termination occurs as described in clause (i) or (ii) above, the Trust shall be liquidated, and the Property Trustee shall distribute to each holder of Preferred Securities and Common Securities a like amount of Series C Junior Subordinated Notes, unless in the case of an event described in clause
(i) such distribution is determined by the Administrative Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation preference of $50,000 per Trust Security plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then subject to the next succeeding sentence, the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. The holder of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Subordinated Note Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities.

EVENTS OF DEFAULT

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement ("Trust Agreement Event of Default") with respect to the Trust Securities issued thereunder (whatever the reason for such Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of an "Event of Default" as defined in Section 501 of the Subordinated Note Indenture ("Subordinated Note Indenture Event of Default") (see "Description of the Junior Subordinated Notes -- Events of Default" in the accompanying Prospectus); or

          (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and the continuation of such default for a period of 30 days or, if the Distribution Period in which such default occurs is less than 32 days, the continuation of such default for a period of days that is two days less than the length of such Distribution Period; or

          (iii) default by the Trust in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

          (iv) default in the performance, or breach, of any covenant or warranty of the Securities Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to such Securities Trustees by the holders of at least 10% in liquidation amount of the outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

     Within 90 days after the occurrence of any Trust Agreement Event of Default, the Property Trustee shall transmit notice of any default known to the Property Trustee to the holders of Trust Securities and the Company, unless such Trust Agreement Event of Default shall have been cured or waived. For a description of the cure and waiver procedures with respect to a Trust Agreement Event of Default, see "-- Distributions."

     If a Trust Agreement Event of Default occurs and is continuing, then, pursuant to the Trust Agreement, holders of a majority in aggregate liquidation amount of Preferred Securities have the right to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee under the Trust Agreement to exercise the remedies available to it as holder of the Series C Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Series C Junior Subordinated Notes, a holder of Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding directly against the Company to enforce its rights under the Trust Agreement without first instituting any legal proceeding against the Property Trustee or the Trust. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Series C Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Series C Junior Subordinated Notes. See "Relationship Among the Preferred Securities, the Junior Subordinated Notes and the Guarantees" and "Description of the Guarantees -- Events of Default" in the accompanying Prospectus.

     Unless a Subordinated Note Indenture Event of Default shall have occurred and be continuing, the Securities Trustees may be removed at any time by act of the holder of the Common Securities. If a Subordinated Note Indenture Event of Default has occurred and is continuing, any Securities Trustee may be removed at such time by act of the holders of a majority in liquidation amount of the Preferred Securities, delivered to the appropriate Securities Trustee (in its individual capacity and on behalf of the Trust). No resignation or removal of any Securities Trustee and no appointment of a successor shall be effective until the acceptance of appointment by the successor Trustee in accordance with the requirements of the Trust Agreement.

     If a Subordinated Note Indenture Event of Default has occurred and is continuing, the holders of Preferred Securities shall have a preference over the holders of Common Securities upon dissolution of the Trust as described above. See "-- Liquidation Distribution Upon Dissolution."

VOTING RIGHTS

     Except as provided below and under "-- Distributions" herein and "Description of the Guarantees -- Amendments and Assignment" in the accompanying Prospectus and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     If any proposed amendment to the Trust Agreement provides for, or the Securities Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise, or
(ii) the dissolution, winding-up or termination of the Trust, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote as a class on such amendment or proposal of the Securities Trustees, and such amendment or proposal shall not be effective except with the approval of the holders of at least 66 2/3% in liquidation amount of such outstanding Preferred Securities.

     So long as any Series C Junior Subordinated Notes are held by the Property Trustee, the Securities Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Indenture Trustee with respect to the Series C Junior Subordinated Notes, (ii) waive any past default which is waivable under Section 513 of the Subordinated Note Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Series C Junior Subordinated Notes shall be due and payable, or (iv) consent to any amendment, modification or termination of the Subordinated Note Indenture or the Series C Junior Subordinated Notes, where such consent shall be required, or to any other action, as the holder of the Series C Junior Subordinated Notes, under the Subordinated Note Indenture, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation amount of the outstanding Preferred Securities; provided, however, that where a consent under the Subordinated Note Indenture would require the consent of each holder of Series C Junior Subordinated Notes affected thereby, no such consent shall be given by the Securities Trustees without the prior consent of each holder of Preferred Securities. The Securities Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities, except pursuant to a subsequent vote of such holders. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Series C Junior Subordinated Notes. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Securities Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Securities Trustees or any affiliate of the Company or any Securities Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     At any time or times, for the purpose of meeting the legal requirements of the 1939 Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Property Trustee shall have power to appoint, and upon the written request of the Property Trustee, the Company, as Depositor, shall for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If the Company, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case a Subordinated Note Indenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

AMENDMENT OF THE TRUST AGREEMENT

     The Trust Agreement may be amended from time to time by the Company and the Securities Trustees without the consent of the holders of the Trust Securities
(i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, provided that the amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will not be classified as other than a grantor trust for federal income tax purposes. Except as provided in the succeeding paragraph, other amendments to the Trust Agreement may be made (i) upon approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the Trust Securities then outstanding and (ii) upon receipt by the Securities Trustees of an opinion of counsel to the effect that such amendment will not affect the Trust's status as a grantor trust or the Trust's exemption from the 1940 Act.

     Notwithstanding the foregoing, without the consent of each affected holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date, or (iii) change the consent required to amend the Trust Agreement.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any state; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the

Junior Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of counsel to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act, and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

     Any corporation or other body into which any of the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation or other body resulting from any merger, conversion or consolidation to which any such Securities Trustee shall be a party, or any corporation or other body succeeding to all or substantially all the corporate trust business of any such Securities Trustee, shall be the successor of such Securities Trustee under the Trust Agreement, provided such corporation is otherwise qualified and eligible under the Trust Agreement.

PAYMENT AND PAYING AGENT

     So long as DTC is acting as securities depositary for the Preferred Securities, payments in respect of the Preferred Securities shall be made to DTC, which is to credit the relevant accounts at DTC on the applicable Distribution Payment Dates. If the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register (as such term is defined in the Trust Agreement). The Paying Agent shall initially be the Property Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees and the Company. In such event, the Administrative Trustees shall appoint a successor to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     It is anticipated that the Property Trustee, or one of its affiliates, will act as registrar and transfer agent (the "Securities Registrar") for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

     The Securities Registrar will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a Trust Agreement Event of Default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

     The Chase Manhattan Bank, the Property Trustee, also serves as Auction Agent, Indenture Trustee and Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware; provided that the immunities and standard of care of the Property Trustee shall be governed by New York law.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to operate the Trust so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as other than a grantor trust for federal income tax purposes and so that the Series C Junior Subordinated Notes will be treated as indebtedness of the Company for federal income tax purposes. In this connection, the Administrative Trustees and the Company are authorized to take any action, not inconsistent with applicable law, the Trust's certificate of trust or the Trust Agreement, that the Administrative Trustees and the Company determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.

             DESCRIPTION OF THE SERIES C JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the specific terms of the Series C Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Junior Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture.

GENERAL

     The Series C Junior Subordinated Notes will be issued as a series of Junior Subordinated Notes under the Subordinated Note Indenture. The Series C Junior Subordinated Notes will be limited in aggregate principal amount to $51,550,000, such amount being the approximate aggregate liquidation amount of the Trust Securities.

     The entire principal amount of the Series C Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, including

Additional Interest (as defined in the Subordinated Note Indenture), if any, on
February   , 20  . The Series C Junior Subordinated Notes are not subject to any sinking fund provision.

     The terms of the Series C Junior Subordinated Notes correspond to those of the Preferred Securities, as described herein.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Series C Junior Subordinated Notes, in whole or in part, without premium, from time to time, on any Interest Payment Date (as defined herein) or at any time in whole upon the occurrence of a Special Event as described under "Description of the Preferred
Securities -- Special Event Redemption; Distribution of Series C Junior Subordinated Notes," upon not less than 30 nor more than 60 days' notice, at the Redemption Price.

INTEREST

     Each Series C Junior Subordinated Note shall bear interest at a rate equal to the Distribution Rate payable on the Preferred Securities (the "Interest Rate"). The periods for which interest is payable shall be the same as the Distribution Periods for the Preferred Securities (each an "Interest Period"). Interest shall be payable on the same dates as Distributions are payable on the Preferred Securities (each, an "Interest Payment Date") to the person in whose name such Series C Junior Subordinated Note is registered at the close of business on the Record Date. The Interest Rate payable on each Interest Payment Date and the length of each Interest Period shall be determined pursuant to procedures conforming to the Auction Procedures and shall be computed in the same manner as Distributions and Distribution Periods are computed for the Preferred Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company shall have the right at any time, and from time to time, to defer payments of interest on the Series C Junior Subordinated Notes by extending the interest payment period for up to five years, but not beyond the stated maturity date. During this deferral period, (i) Distributions and interest will continue to accrue on the Preferred Securities and the Series C Junior Subordinated Notes, (ii) Auctions will be discontinued, (iii) regardless of any notice by the Administrative Trustee to the contrary, each subsequent Distribution Period and Interest Period during such Extension Period will be a 28-day Short-Term Distribution Period and (iv) the Distribution Rate and Interest Rate for each such Distribution Period and Interest Period will be the Maximum Applicable Rate (which will be reset at the end of each 28-day Short-Term Distribution Period during the Extension Period). See "The
Auction -- Extension Period."

     If the Company decides to defer interest payments on the Series C Junior Subordinated Notes, the Extension Period shall consist of consecutive 28-day Short-Term Distribution Periods which in the aggregate shall not exceed five years (which approximates to a maximum of 65 consecutive 28-day Short-Term Distribution Periods). An Extension Period shall not extend beyond the stated maturity of the Series C Junior Subordinated Notes. Prior to the termination of any Extension Period, the Company may further defer payments of interest, provided that the Extension Period, together with all such previous and further extensions thereof, may not exceed 65 consecutive 28-day Short-Term Distribution Periods. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. There could be multiple Extension Periods of varying lengths throughout the term of the Series C Junior Subordinated Notes.

     At the end of an Extension Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the prevailing Interest Rate, to the extent permitted by law, compounded on each Interest Payment Date); provided, that if the Company shall have given notice of its election to select an Extension Period, (a) the Company shall not declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantee) issued by the Company which rank on a parity with or junior to the Series C Junior Subordinated Notes.

     The Company has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Series C Junior Subordinated Notes. See "Certain Federal Income Tax
Considerations -- Original Issue Discount."

     The Company shall give the holder or holders of the Series C Junior Subordinated Notes and the Indenture Trustee notice of its selection or extension of an Extension Period at least one Business Day prior to the earlier of (i) the Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or
(ii) the date the Company or the Trust is required to give notice to any applicable self-regulatory organization of the Record Date or the date such interest or Distributions are payable.

EVENTS OF DEFAULT

     For a description of Subordinated Note Indenture Events of Default with respect to the Series C Junior Subordinated Notes, see "Description of the Junior Subordinated Notes -- Events of Default" in the accompanying Prospectus; provided, however, that with respect to Series C Junior Subordinated Notes that are in an Interest Period of less than 12 days, the "grace period" with respect to defaults on the payment of interest and Additional Interest shall be a period of days that is two days less than the length of such Interest Period.

BOOK-ENTRY AND ISSUANCE

     If distributed to holders of Trust Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust, the Series C Junior Subordinated Notes are expected to be issued in the form of one or more global certificates registered in the name of the securities depositary or its nominee. In such event, the procedures applicable to the transfer and payment of the Series C Junior Subordinated Notes are expected to be substantially similar to those described with respect to the Preferred Securities in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

                                  THE AUCTION

     The Auction Procedures with respect to the Preferred Securities are set forth in the Trust Agreement. The procedures to be used for settlement of purchases of the Preferred Securities pursuant to the Auctions (the "Settlement Procedures") are attached as Annex B hereto. The summaries of the Auction Procedures and the Settlement Procedures contained herein are qualified in their entirety by reference to the Trust Agreement which includes the Auction Procedures and the Settlement Procedures. Persons who have signed Purchaser's Letters (in substantially the form of Annex A attached hereto), if required, may obtain a copy of the Trust Agreement from the Auction Agent.

GENERAL

     The Trust Agreement provides that the Distribution Rate for the Preferred Securities for each Distribution Period after the Initial Distribution Period will be equal to the Applicable Rate, except that: (i) if a Trust Agreement Event of Default has occurred, the Distribution Rate for each succeeding Distribution Period (until such Trust Agreement Event of Default has been cured or waived or until the Preferred Securities are redeemed) will be the Default Rate and each such Distribution Period will be a 28-day Short-Term Distribution Period; (ii) if an Auction is not held because the Company has elected an Extension Period the Distribution Rate will be the Maximum Applicable Rate; and (iii) if an Auction is not held (for any reason other than because a Trust Agreement Event of Default or an Extension Period exists), the Distribution Rate for the next succeeding Distribution Period will be the Non-Auction Rate and such Distribution Period will be a 28-day Short-Term Distribution Period. See "Description of the Preferred Securities -- Distributions -- Determination of Distribution Rate."

     The Applicable Rate will ordinarily be the rate per annum that the Auction Agent advises results from the implementation of the Auction Procedures. Pursuant to the Auction Procedures, persons determine to hold or offer to purchase or sell the Preferred Securities based on the distribution rates bid by them. The Auction Procedures will be implemented on a specified day preceding the last day of the then-current Distribution Period.

     The Company and any affiliate of the Company may submit an Order (as defined herein) in any Auction, subject to compliance with all applicable securities and other laws. Neither the Company nor any of its affiliates has any obligation, or any present plan or intention, to place Orders in any Auction. The bid for the Preferred Securities in an Auction by a Potential Holder, including the Company or an affiliate of the Company, could cause the Applicable Rate set in such Auction to be lower than would otherwise be the case. See "The Auction -- Determination of Distribution Rate" and "The Auction -- Acceptance and Rejection of Orders and Allocation of Preferred Securities."

     The Preferred Securities for which a notice of redemption has been given by the Administrative Trustees will not be eligible to participate in any Auction for a Distribution Period commencing on or after the date specified for redemption, and such Preferred Securities will not be included for purposes of such Auction, whether or not such redemption actually occurs. See "Description of the Preferred Securities -- Redemption Procedures."

AUCTION AGENT AGREEMENT

     Prior to the issuance of the Preferred Securities, the Company and the Trust will enter into an agreement (the "Auction Agent Agreement") with The Chase Manhattan Bank, as auction agent (The Chase Manhattan Bank, its successors or assigns, or such other bank or trust company appointed to such capacity by the Administrative Trustees on behalf of the Trust, being referred to herein as the "Auction Agent"), providing, among other things, that the Auction Agent will follow the Auction Procedures for the purposes of determining the Applicable Rate. The Company will pay the Auction Agent compensation for its services under the Auction Agent Agreement.

     The Auction Agent will act solely as agent for the Trust in connection with each Auction and will not be a fiduciary for holders of the Preferred Securities. In the absence of bad faith or negligence on its part, the Auction Agent will not be liable for any action taken, suffered or omitted or for any error of judgment made by it in the performance of its duties under the Auction Agent Agreement and will not be liable for any error of judgment made in good faith unless the Auction Agent has been negligent in ascertaining the pertinent facts. The Company and the Trust will indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with its acceptance or administration of its agency duties or functions under the Auction Agent Agreement.

     The Auction Agent may terminate the Auction Agent Agreement upon notice to the Administrative Trustees on behalf of the Trust, with such termination being effective on the earlier of (i) the first Business Day after the second Distribution Payment Date occurring after the delivery of such notice or 90 days after the delivery of such notice or (ii) the date on which a successor Auction Agent is appointed by the Administrative Trustees, on behalf of the Trust, pursuant to an agreement containing substantially the same terms and conditions as the Auction Agent Agreement. The Administrative Trustees may also terminate the Auction Agent Agreement upon 30 days written notice to the Auction Agent but only if, prior to such termination, the Company and the Trust have entered into an agreement with a successor Auction Agent containing substantially the same terms and conditions as the Auction Agent Agreement. The Trust Agreement provides that the Company and the Trust will use their best efforts to maintain an Auction Agent with respect to the Preferred Securities pursuant to an agreement containing terms and conditions substantially similar to the terms and conditions of the Auction Agent Agreement described herein.

BROKER-DEALER AGREEMENTS

     The Auction Procedures require the participation of one or more broker-dealers. The Auction Agent will initially enter into a non-exclusive agreement with each of Goldman Sachs and Lehman Brothers and, under certain circumstances, may enter into similar agreements with one or more other broker-dealers (collectively, the "Broker-Dealer Agreements") that provide for the participation by broker-dealers in Auctions as broker-dealers. These broker-dealers, including Goldman Sachs and Lehman Brothers, who are parties to effective Broker-Dealer Agreements from time to time are referred to herein collectively as the "Broker-Dealers." Subject to certain exceptions, Goldman Sachs and Lehman Brothers will initially be the Broker-Dealers. After each Auction, the Company will pay a service charge to each Broker-Dealer. Existing Holders and Potential Holders (as defined herein) must submit Orders for the Preferred Securities through any Broker-Dealer in order to participate in an Auction. Each Broker-Dealer may submit Orders and purchase the Preferred Securities for its own account, either in an Auction or otherwise and, in such capacity, each Broker-Dealer shall be considered an Existing Holder or a Potential Holder, as the case may be.

PURCHASER'S LETTER

     As a condition to purchasing the Preferred Securities in this offering or participating in an Auction or otherwise acquiring the Preferred Securities, each prospective purchaser of the Preferred Securities may be required to sign and deliver to any Broker-Dealer a Purchaser's Letter in substantially the form attached as Annex A hereto (each, a "Purchaser's Letter"). Prospective purchasers should consult their Broker-Dealers as to the necessity of delivering a Purchaser's Letter. Each Broker-Dealer will be required to inform the Auction Agent whether the Broker-Dealer required the holder or prospective purchaser to execute a Purchaser's Letter. Each holder or prospective purchaser of the Preferred Securities may be required to deliver an updated Purchaser's Letter no less frequently than annually.

     In the Purchaser's Letter, the prospective purchaser will agree, among other things:

          (i) to offer, sell, transfer or otherwise dispose of the Preferred Securities only pursuant to a Bid or a Sell Order in an Auction, or to or through any Broker-Dealer or to the Company, provided that, in the case of all transfers other than those pursuant to an Auction, the selling Existing Holder or its Broker-Dealer advises the Auction Agent of such transfer and such transfer is made in compliance with the applicable Purchaser's Letter;

          (ii) that any Bid or Sell Order (each as defined herein) placed by such purchaser will constitute an irrevocable offer to purchase or sell the Preferred Securities subject to such Bid or Sell Order, or such lesser number of Preferred Securities as such purchaser will be required to purchase or sell, respectively, as a result of such Auction, at a price of $50,000 per Preferred Security, and that a failure by such purchaser or any Broker-Dealer to place a

     Bid or Sell Order with respect to any Preferred Securities owned by that purchaser will be deemed to constitute a Hold Order with respect to those Preferred Securities; and

          (iii) that it understands and agrees that: (a) so long as there is a securities depository for the Preferred Securities, the ownership of the Preferred Securities as to which that purchaser is the Existing Holder will be maintained in book-entry form by such securities depository, in the account of that purchaser's agent which is a member of the securities depository ("Agent Member"), which in turn will maintain records of that purchaser's ownership; (b) such Agent Member is authorized to disclose to the Auction Agent such information with respect to such purchaser's beneficial ownership as the Auction Agent may request; and (c) so long as there is a securities depository for the Preferred Securities or unless otherwise required by law, such purchaser will not be entitled to receive certificates evidencing the Preferred Securities.

     Execution of a Purchaser's Letter, if required, is not a commitment to purchase the Preferred Securities in the offering being made hereby or in any Auction, but may be a condition precedent to purchasing the Preferred Securities in an Auction or otherwise.

     The Auction Agent may rely upon, as evidence of the identities of the Existing Holders, a list of the initial owners of the Preferred Securities provided by the Administrative Trustees or any Broker-Dealer and the results of Auctions and notices from selling Existing Holders (or any Broker-Dealer and Agent Members) with respect to transfers of the Preferred Securities. The Auction Agent will be required to register a transfer of beneficial ownership of the Preferred Securities from an Existing Holder to another person only if such transfer is made to a person that has delivered or caused to be delivered a signed Purchaser's Letter, if required, to any Broker-Dealer and if (i) such transfer is pursuant to an Auction or (ii) the Auction Agent has been notified of such transfer in writing by the selling Existing Holder or its Broker-Dealer, and, in either case, that such transfer is being made in compliance with the terms of the selling Existing Holder's Purchaser's Letter, if any. The Auction Agent is not required to accept any notice of transfer prior to an Auction unless it is received by the Auction Agent by 3:00 p.m., New York City time, on the Business Day immediately preceding the related Auction Date. If there has been a failure by the seller of the Preferred Securities to deliver such Preferred Securities to a purchaser as a result of an Auction, or if a purchaser of the Preferred Securities has failed to make payment to the seller of such Preferred Securities, a Broker-Dealer must send written notice of such failure to the Auction Agent.

     Any transfer of the Preferred Securities contrary to the terms of a Purchaser's Letter may, among other things, affect the right of the person acquiring such Preferred Securities to participate in future Auctions.

AUCTION DATE

     Except as otherwise provided herein, an Auction will be held at the end of each Distribution Period to determine the Applicable Rate for the subsequent Distribution Period. Each such Auction will be held (i) in the case of an Auction held at the end of a Short-Term Distribution Period, on the Business Day immediately preceding the last day of such Short-Term Distribution Period, and
(ii) in the case of an Auction held at the end of a Long-Term Distribution Period, on the third Business Day preceding the last day of such Long-Term Distribution Period.

ORDERS

     The communication to any Broker-Dealer of the information described below is referred to herein as an "Order." An Existing Holder or a Potential Holder placing an Order is referred to herein as a "Bidder." The Auction Agent is entitled to rely upon the terms of any Order submitted to it by a Broker-Dealer. The Auction Agent will, if necessary, round any rate specified in any

Order (expressed as a percentage) that contains more than three figures to the right of the decimal point up to the next highest one-thousandth of one percent (.001%).

     Prior to 12:30 p.m., New York City time, on each Auction Date or such other time on the Auction Date specified by the Auction Agent (the "Submission Deadline"), each Broker-Dealer participating in the Auction will submit to the Auction Agent in writing all Orders obtained by it for such Auction to be conducted on such Auction Date. The Broker-Dealer Agreements provide that in each Auction each Broker-Dealer must submit separate Orders for each customer and may not net or aggregate the Orders of different customers. The Company intends that any Orders submitted by the Company or any of its affiliates would be submitted as close as practicable to the applicable Submission Deadline.

EXISTING HOLDERS

     Prior to the Submission Deadline for each Auction, each Broker-Dealer will contact Existing Holders of the Preferred Securities, by telephone or otherwise, to notify such Existing Holders as to: (i) whether the next Distribution Period is a Short-Term Distribution Period or a Long-Term Distribution Period and the length thereof; (ii) additional Distribution Payment Dates, if any, with respect to a Short-Term Distribution Period of more than 90 days; (iii) the initial Distribution Payment Date, with respect to a Long-Term Distribution Period; and
(iv) the Maximum Applicable Rate then in effect; and to determine whether such Existing Holders desire to place Orders. Each Existing Holder, with respect to the Preferred Securities that it then holds, may submit to a Broker-Dealer by telephone or otherwise a:

          (i) "Hold Order" -- indicating the number of Preferred Securities that such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next Distribution Period;

          (ii) "Bid" -- indicating the number of Preferred Securities that such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next Distribution Period is not less than the rate per annum specified in such Bid; or

          (iii) "Sell Order" -- indicating the number of Preferred Securities that such Existing Holder desires to sell without regard to the Applicable Rate for the next Distribution Period.

     A Sell Order submitted by an Existing Holder will constitute an irrevocable offer to sell the Preferred Securities subject to that Order, and a Bid submitted by an Existing Holder will constitute an irrevocable offer to sell the Preferred Securities subject to that Bid if the rate specified in such Bid is higher than the Applicable Rate determined in the Auction. Any Bid submitted by an Existing Holder specifying a rate higher than the Maximum Applicable Rate will be deemed to be a Sell Order.

     If, for any Auction, Orders covering all of the outstanding Preferred Securities held by an Existing Holder are not submitted to the Auction Agent (through a Broker-Dealer) prior to the Submission Deadline, whether because any Broker-Dealer failed to contact such Existing Holder, such Existing Holder failed to place a Bid or Sell Order or such Broker-Dealer failed to submit the Existing Holder's Orders or for any other reason, the Auction Agent will deem a Hold Order to have been submitted by such Existing Holder covering the number of Preferred Securities held by such Existing Holder and not subject to any Order submitted to the Auction Agent.

     An Existing Holder may submit different types of Orders in an Auction with respect to Preferred Securities then held by that Existing Holder. In any Auction, if one or more Orders covering in the aggregate more than the number of Preferred Securities held by an Existing Holder are submitted to the Auction Agent (through a Broker-Dealer), those Orders will be considered valid as follows and in the following order of priority:

          (i) any Hold Order submitted on behalf of such Existing Holder will be considered valid up to and including the Preferred Securities held by such Existing Holder, except that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of Preferred Securities subject to such Hold Orders exceeds the number of Preferred Securities held by such Existing Holder, the number of Preferred Securities subject to each such Hold Order will be reduced pro rata so that such Hold Orders will cover exactly the number of Preferred Securities held by such Existing Holder.

          (ii) (a) any Bid submitted on behalf of such Existing Holder will be considered valid up to and including the excess of the number of Preferred Securities held by such Existing Holder over the number of Preferred Securities subject to any Hold Orders referred to in clause (i) above; (b) subject to subclause (a), if more than one Bid with the same rate is submitted on behalf of such Existing Holder and the number of Preferred Securities subject to such Bids is greater than such excess, the number of Preferred Securities subject to each such Bid will be reduced pro rata so that such Bids will cover exactly the number of Preferred Securities equal to such excess; (c) subject to subclause (a), if more than one Bid with different rates is submitted on behalf of such Existing Holder, such Bids will be considered valid in the ascending order of their respective rates up to and including the amount of such excess; and (d) in any such event, the number, if any, of Preferred Securities subject to Bids not valid under subclause (a), (b) or (c) of this clause (ii) (i.e., Bids in excess of the Preferred Securities held by the Existing Holder) will be treated as the subject of a Bid by such Existing Holder as a Potential Holder of such Preferred Securities; and

          (iii) any Sell Order submitted on behalf of such Existing Holder will be considered valid up to and including the excess of the number of Preferred Securities held by such Existing Holder over the number of Preferred Securities subject to valid Hold Orders by such Existing Holder referred to in clause (i) and valid Bids by such Existing Holder referred to in clause (ii), except that if more than one Sell Order is submitted on behalf of such Existing Holder and the Preferred Securities subject to such Sell Orders is greater than such excess, the Preferred Securities subject to such Sell Orders will be reduced pro rata so that such Sell Orders will cover exactly the number of Preferred Securities equal to such excess.

     As used herein, an "Existing Holder" means a person who has signed and delivered a Purchaser's Letter (at the request of their Broker-Dealer) and is listed as the beneficial owner of the Preferred Securities in the records of the Auction Agent or such beneficial owner's Broker-Dealer, who may act as the agent of the Auction Agent for the limited purpose of maintaining such information.

POTENTIAL HOLDERS

     Prior to the Submission Deadline for each Auction, each Broker-Dealer will contact prospective purchasers of the Preferred Securities (each such prospective purchaser who shall have executed and delivered a Purchaser's Letter (if required) or who shall have submitted a Bid being referred to herein as a "Potential Holder") by telephone or otherwise to notify such Potential Holders as to: (i) whether the next Distribution Period is a Short-Term Distribution Period or a Long-Term Distribution Period and the length thereof; (ii) additional Distribution Payment Dates, if any, with respect to a Short-Term Distribution Period of more than 90 days; (iii) the initial Distribution Payment Date with respect to a Long-Term Distribution Period; and

(iv) the Maximum Applicable Rate then in effect; and to determine whether such Potential Holders desire to submit Bids. When used with respect to a Potential Holder and any Auction, "Bid" means an Order indicating the number of Preferred Securities that such Potential Holder offers to purchase if the Applicable Rate for the Preferred Securities for the next Distribution Period is not less than the rate per annum specified in such Bid.

     A Bid submitted by a Potential Holder will constitute an irrevocable offer to purchase the Preferred Securities subject to such Bid if the rate specified in the Bid is less than or equal to the Applicable Rate determined in the related Auction. An Existing Holder who submits a Bid in excess of the number of Preferred Securities then held by such Existing Holder will be treated as a Potential Holder to the extent of such excess. Any Bid submitted by a Potential Holder specifying a rate higher than the Maximum Applicable Rate will be rejected.

     If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted will be deemed a separate Bid with the rate and number of Preferred Securities specified therein.

EXTENSION PERIOD

     The Company has the right under the Subordinated Note Indenture to defer payments of interest on the Series C Junior Subordinated Notes by extending the interest payment period from time to time on the Series C Junior Subordinated Notes which, if exercised, would defer Distributions on the Preferred Securities during any Extension Period.

     During this Extension Period, (i) Distributions will continue to accrue on the Preferred Securities, (ii) Auctions will be discontinued, (iii) regardless of any notice by the Administrative Trustees to the contrary, each subsequent Distribution Period during such Extension Period will be a 28-day Short-Term Distribution Period and (iv) the Distribution Rate for each such Distribution Period will be the Maximum Applicable Rate (which will be reset at the end of each 28-day Short-Term Distribution Period during the Extension Period).

     Upon not less than five Business Days, nor more than 20 days written notice to the Auction Agent and the securities depository prior to the last day of the final Distribution Period of any Extension Period, the Administrative Trustees will select a Long-Term Distribution Period or a Short-Term Distribution Period as the next Distribution Period; provided that if the Distribution Period existing prior to such Extension Period was a Final Distribution Period or a Long-Term Distribution Period that would still be in effect but for such Extension Period, the next Distribution Period shall be the remaining term of such Final Distribution Period or Long-Term Distribution Period.

     Prior to the end of the final Distribution Period of any Extension Period, an Auction will be held to determine the Applicable Rate for the subsequent Distribution Period. Each such Auction will be held (i) in the case of a Short-Term Distribution Period, on the Business Day immediately preceding the last day of the final Distribution Period of such Extension Period and (ii) in the case of a Long-Term Distribution Period, on the third Business Day preceding the last day of the final Distribution Period of such Extension Period.

DETERMINATION OF DISTRIBUTION RATE IN AN AUCTION

     No earlier than the Submission Deadline on each Auction Date, the Auction Agent will assemble all Orders submitted or deemed submitted to it by any Broker-Dealer (each Hold Order, Bid or Sell Order as submitted or deemed submitted by any Broker-Dealer being referred to herein as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order") and will determine the excess, if any, of the total number of Preferred Securities over the Preferred Securities subject to Submitted Hold Orders (such excess called the "Available Preferred Securities"). If all of the Preferred Securities are subject to Submitted Hold Orders, there will be no Available Preferred Securities and the

Applicable Rate for the next Distribution Period will be the Minimum Applicable Rate (as defined below) on such Auction Date which shall be determined by the Administrative Trustees and disclosed to the Auction Agent by 12:30 p.m., New York City time, on the Auction Date.

     If there are Available Preferred Securities with respect to any Auction, the Auction Agent will determine whether Sufficient Clearing Bids have been made in such Auction. "Sufficient Clearing Bids" will have been made if the number of Preferred Securities that are the subject of Submitted Bids by Potential Holders (including Existing Holders who have submitted Bids to purchase additional Preferred Securities and are thus Potential Holders with respect to such Preferred Securities), specifying rates not higher than the Maximum Applicable Rate which shall be determined by the Company and disclosed to the Auction Agent by 12:30 p.m., New York City time on the Auction Date, equals or exceeds the number of Preferred Securities that are the subject of Submitted Sell Orders (including the number of Preferred Securities subject to Submitted Bids by Existing Holders specifying rates higher than the Maximum Applicable Rate).

     If Sufficient Clearing Bids have been made with respect to any Auction, the Auction Agent will determine the lowest rate specified in the Submitted Bids of Existing Holders and Potential Holders (the "Winning Bid Rate") that would result in Existing Holders continuing to hold (pursuant to Submitted Bids) and Potential Holders (including Existing Holders who have placed Bids to purchase additional Preferred Securities) purchasing, at such rate, an aggregate number of Preferred Securities at least equal to the number of Available Preferred Securities. If Sufficient Clearing Bids have been made, the Applicable Rate for the next succeeding Distribution Period will be the Winning Bid Rate.

     If Sufficient Clearing Bids have not been made in an Auction (other than because all of the Preferred Securities are the subject of Submitted Hold Orders) and no Trust Agreement Event of Default exists, the Applicable Rate for the next succeeding Distribution Period will be equal to the Maximum Applicable Rate on the date of such Auction, and the related Distribution Period will be a 28-day Short-Term Distribution Period regardless of whether the Administrative Trustees have selected a Long-Term Distribution Period or a Short-Term Distribution Period of any other length prior to such Auction. In such event, Existing Holders that have placed Sell Orders for Preferred Securities will not be able to sell all, and may not be able to sell any, Preferred Securities in such Auction. See "The Auction -- Acceptance and Rejection of Orders and Allocation of Preferred Securities."

     There can be no assurance that Sufficient Clearing Bids will be made in any particular Auction, and neither the Company nor any of its affiliates nor the Auction Agent nor any Broker-Dealer is obligated to take any action to ensure that Sufficient Clearing Bids will be made in any Auction. If Sufficient Clearing Bids are not made in any Auction, Existing Holders that have submitted Sell Orders will not be able to sell in the Auction all, and may not be able to sell in the Auction any, Preferred Securities subject to those Orders. In the absence of successful Auctions, there is no assurance that a secondary market for the Preferred Securities will develop or that any trading that does develop will be at prices equal or close to an amount equal to the liquidation preference of the Preferred Securities. In addition, the Auctions require the active participation of a Broker-Dealer. While the Auction Agent has initially entered into a non-exclusive agreement with each of Goldman Sachs and Lehman Brothers to act as Broker-Dealers and, under certain circumstances, may enter into similar agreements with one or more other broker-dealers, the liquidity of the market and the efficient functioning of the Auctions could be reduced to the extent that Goldman Sachs or Lehman Brothers resigns or ceases to participate actively in the Auctions and no additional Broker-Dealers are appointed or, if appointed, resign or cease to participate actively in the Auctions.

     The "Maximum Applicable Rate" on any date means, except as provided in the next paragraph, (i) with respect to an Auction relating to a Short-Term Distribution Period of less than 184 days, the percentage of the Commercial Paper Rate and (ii) with respect to an Auction relating to a Short-Term Distribution Period of 184 days or more or a Long-Term Distribution Period, the percentage of the Treasury Index Rate (as defined herein), in each case as of the close of business on the Business Day next preceding such date, determined as set forth below based on the Prevailing Rating in effect at the close of business on such Business Day (such percentage, the "Applicable Percentage"):

                                                              APPLICABLE
                     PREVAILING RATING*                       PERCENTAGE
                     ------------------                       ----------
"aa3"/AA- or above..........................................     150%
"a3"/A-.....................................................     200%
"baa3"/BBB-.................................................     250%
Below "baa3"/BBB-...........................................     300%

---------------

* If two ratings do not fall in the same category set forth in this table, the Applicable Percentage will be determined on the basis of the lower rating. For example, a rating of "a3"/BBB+ would result in an Applicable Percentage of 250%.

     If Sufficient Clearing Bids have not been made in an Auction (other than because all of the Preferred Securities were the subject of Submitted Hold Orders) or if an Auction has not been held on a scheduled Auction Date (other than because a Trust Agreement Event of Default exists or an Extension Period has been elected), the Maximum Applicable Rate with respect to the next succeeding Auction will be the "Special Maximum Applicable Rate," which will be the higher of (i) the Applicable Percentage of the Commercial Paper Rate for a 28-day Short-Term Distribution Period and (ii) 150% of the highest of (a) the Treasury Bill Rate, (b) the Ten-Year Constant Maturity Rate (as defined herein) and (c) the Thirty-Year Constant Maturity Rate (as defined herein) with respect to such date. In the event that the Administrative Trustees determine in good faith that for any reason:

          (i) any one of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate cannot be determined with respect to any date, then the Special Maximum Applicable Rate with respect to such date will be determined on the basis of the higher of whichever two of such rates can be so determined;

          (ii) only one of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate can be determined with respect to any date, then the Special Maximum Applicable Rate with respect to such date will be determined on the basis of whichever such rate can be so determined; or

          (iii) none of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and Thirty-Year Constant Maturity Rate can be determined with respect to any date, then the Special Maximum Applicable Rate will be the rate otherwise determined under the terms of the Preferred Securities.

The "Prevailing Rating" of the Preferred Securities will be:

          (i) "aa3"/AA- or above if the Preferred Securities have a rating of "aa3" or better by Moody's Investors Service Inc. or any successor thereto ("Moody's") and AA- or better by Standard & Poor's Ratings Group or any successor thereto ("S&P");

          (ii) if not "aa3"/AA- or above, then "a3"/A- if the Preferred Securities have a rating of "a3" or better by Moody's and A- or better by S&P;

          (iii) if not "aa3"/AA- or above or "a3"/A-, then "baa3"/BBB- if the Preferred Securities have a rating of "baa3" or better by Moody's and BBB-or better by S&P; and

          (iv) if not "aa3"/AA- or above, "a3"/A- or "baa3"/BBB-, then below "baa3"/BBB.

If, however, either Moody's or S&P or both do not make ratings on the Preferred Securities available, the Administrative Trustees will select one or two nationally recognized statistical rating organizations (as the term is used in the rules and regulations of the Commission under the 1934 Act), as the case may be, to act as a substitute rating agency or substitute rating agencies, and the Administrative Trustees will take all reasonable action to enable such rating agency or rating agencies to make available the equivalent rating or ratings for the Preferred Securities. The Administrative Trustees will take all reasonable action necessary to enable Moody's and S&P to provide a rating for the Preferred Securities. If necessary, the Special Maximum Applicable Rate shall be determined by the Administrative Trustees and disclosed to the Auction Agent by 12:30 p.m., New York City time, on the next succeeding Auction Date.

     With respect to the Preferred Securities, the Administrative Trustees may from to time, in accordance with the applicable provisions of the Trust Agreement, upon delivery of written notice to the Auction Agent and the securities depository, increase the Applicable Percentages used to calculate the Maximum Applicable Rate as follows: the 150% to up to 175%, the 200% to up to 225% and the 250% to up to 275%, with no change to the 300%. The Trust Agreement also provides that at the option of the Administrative Trustees and in their sole discretion, the 150% referred to in the preceding paragraph may be increased. The Administrative Trustees have no obligation to designate a higher Applicable Percentage.

     The "Minimum Applicable Rate" with respect to any date means (i) with respect to an Auction relating to a Long-Term Distribution Period or a Short-Term Distribution Period of 184 days or more, 58% of the Treasury Index Rate at the close of business on the Business Day next preceding the related Auction Date and (ii) with respect to an Auction relating to a Short-Term Distribution Period of less than 184 days, 58% of the Commercial Paper Rate at the close of business on the Business Day next preceding the related Auction Date.

     "Commercial Paper Rate," on any date, means in the case of any Short-Term Distribution Period of (a) fewer than 45 days, the interest equivalent of the 30-day rate, (b) 45 days or more but fewer than 70 days, the interest equivalent of the 60-day rate, (c) 70 days or more but fewer than 85 days, the arithmetic average of the interest equivalent of the 60-day and 90-day rates, (d) 85 days or more but fewer than 120 days, the interest equivalent of the 90-day rate, (e) 120 days or more but fewer than 148 days, the arithmetic average of the interest equivalent of the 90-day and 180-day rates, or (f) 148 days or more but fewer than 184 days, the interest equivalent of the 180-day rate, in each case, on commercial paper placed on behalf of issuers whose corporate bonds are rated AA by S&P or Aa by Moody's, or the equivalent of such rating by another rating agency, as made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date. In the event that the Federal Reserve Bank of New York does not make available the needed rate or rates, then such rate will be the arithmetic average of the interest equivalent of the rate or average of rates, in each case, on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by Goldman Sachs or, in lieu thereof, their respective affiliates or successors that are engaged in buying or selling commercial paper ("Commercial Paper Dealers"), to the Auction Agent as of the close of business on the Business Day immediately preceding such date. In the event that the Federal Reserve Bank of New York does not make available a required rate and if any Commercial Paper Dealer does not quote a rate required to determine the Commercial Paper Rate, the Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Administrative Trustees to provide such rate or rates not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers, as the case may be, or, if the Administrative Trustees do not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, by the remaining Commercial Paper Dealer or Commercial Paper Dealers. For purposes of this definition, "interest equivalent" means the equivalent yield on a 360-day basis of a discount basis security to an interest bearing security. "Substitute Commercial Paper Dealers" will mean any substitute recognized dealers in commercial paper selected by the Administrative Trustees.

     "Calendar Period" with respect to any date means a period of fourteen consecutive calendar days ending ten calendar days prior to such date.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "Special Securities" means securities that can, at the option of the holder, be surrendered at face value in payment of any federal estate tax or that provide tax benefits to the holder and are priced to reflect such tax benefits or that were originally issued at a deep or substantial discount.

     "Ten-Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years).

     "Ten-Year Constant Maturity Rate," on any date, means the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such yield is published during the Calendar Period with respect to such date), as published weekly by the Federal Reserve Board during the Calendar Period with respect to such date. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten-Year Average Yield during such Calendar Period, then the Ten-Year Constant Maturity Rate with respect to such date shall be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (or the one weekly per annum Ten-Year Average Yield, if only one such yield is published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Administrative Trustees. In the event that a per annum Ten-Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten-Year Constant Maturity Rate with respect to such date will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than eight nor more than 12 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Administrative Trustees. In the event that the Administrative Trustees determine in good faith that for any reason the Administrative Trustees cannot determine the Ten-Year Constant Maturity Rate with respect to such date as provided above in this paragraph, then the Ten-Year Constant Maturity Rate with respect to such date will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than 12 years from the date of each such quotation, as quoted daily for each Business Day in New York City (or less frequently if daily quotations are not generally available) to the Administrative Trustees by U.S. Government Securities Dealers.

     "Thirty-Year Average Yield" shall mean the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 30 years).

     "Thirty-Year Constant Maturity Rate" shall mean, on any date, the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such yield shall be published during the relevant Calendar Period), as published or reported weekly by the Federal Reserve Board during the Calendar Period with respect to such date. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty-Year Average Yield during such Calendar Period, then the Thirty-Year Constant Maturity Rate with respect to such date shall be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (or the one weekly per annum Thirty-Year Average Yield, if only one such yield shall be published weekly during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Administrative Trustees. In the event that a per annum Thirty-Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty-Year Constant Maturity Rate with respect to such date will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield shall be published during such Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having maturities of not less than 28 nor more than 30 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Administrative Trustees. In the event that the Administrative Trustees determine in good faith that for any reason the Administrative Trustees cannot determine the Thirty-Year Constant Maturity Rate with respect to such date as provided above in this paragraph, then the Thirty-Year Constant Maturity Rate with respect to such date will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than 28 nor more than 30 years from the date of each such quotation, as quoted daily for each Business Day in New York City (or less frequently if daily quotations shall not be generally available) to the Administrative Trustees by U.S. Government Securities Dealers.

     "Treasury Bill Rate," on any date, means the interest equivalent of the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the Calendar Period with respect to such date) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board during the Calendar Period with respect to such date. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during such Calendar Period, then the Treasury Bill Rate for each date will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during such Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Administrative Trustees. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate with respect to such date will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during such Calendar Period) for all of the U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Administrative Trustees. In the event that the Administrative Trustees determine in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such date will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each Business Day in New York City (or less frequently if daily quotations are not generally available) to the Administrative Trustees by U.S. Government Securities Dealers. In the event that the Administrative Trustees determine in good faith that for any reason the Administrative Trustees cannot determine the Treasury Bill Rate for any date as provided above in this paragraph, the Treasury Bill Rate for such date will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each Business Day in New York City (or less frequently if daily quotations shall not be generally available) to the Administrative Trustees by U.S. Government Securities Dealers. For purposes of this definition, "interest equivalent" means the equivalent yield on a 360-day basis of a discount basis security to an interest bearing security.

     The Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate will each be rounded to the nearest one one-hundredth of a percentage point. In November 1995, the weekly per annum market discount rate for three-month U.S. Treasury bills, the Ten-Year Average Yield and the Thirty-Year Average Yield were published weekly by the Federal Reserve Board in "Federal Reserve Statistical Release H.15(519) -- Selected Interest Rates."

     "Treasury Index Rate," on any date, means the interest equivalent of the rate for direct obligations of the United States having a maturity that is equal to, or, if not equal to, next shorter than, the length of such Distribution Period, as published weekly by the Federal Reserve Board in "Federal Reserve Statistical Release H.15(519) -- Selected Interest Rates" or any successor publication, within five Business Days preceding such date. If such statistical release is not published or is otherwise not available or does not contain such information, the Treasury Index Rate will be the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Business Day immediately preceding such date, of U.S. Government Securities Dealers furnished to the Auction Agent for the issue of direct obligations of the United States, in an aggregate principal amount of at least $1 million with a remaining maturity equal to, or next shorter than, the length of such Distribution Period, as the case may be. If any U.S. Government Securities Dealer does not quote a rate required to determine the Treasury Index Rate, such rate shall be determined on the basis of the quotation or quotations furnished by the remaining U.S. Government Securities Dealer or U.S. Government Securities Dealers (if any) and any substitute U.S. Government Securities Dealer or Dealers (each a "Substitute U.S. Government Securities Dealer") selected by the Administrative Trustees to provide such rate or rates not being supplied by any U.S. Government Securities Dealer or U.S. Government Securities Dealers, as the case may be, or, if the Administrative Trustees do not select any such Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers, by the remaining U.S. Government Securities Dealer or U.S. Government Securities Dealers; provided that, in the event that the Administrative Trustees are unable to cause such quotations to be furnished to the Auction Agent by such sources, the Administrative Trustees may cause the Treasury Index Rate to be furnished to the Auction Agent by such alternative source or sources as the Administrative Trustees in good faith deem to be reliable. For purposes of this definition, "interest equivalent" means the equivalent yield on a 360-day basis of a discount basis security to an interest bearing security.

     "U.S. Government Securities Dealers" means at least three recognized dealers in direct obligations of the United States, selected by the Administrative Trustees.

ACCEPTANCE AND REJECTION OF ORDERS AND ALLOCATION OF PREFERRED SECURITIES

     With respect to each Auction, based on the determinations made as described under "The Auction -- Determination of Distribution Rate" and subject to the discretion of the Auction Agent to round off the number of Preferred Securities being sold or purchased as described below, Submitted Bids and Submitted Sell Orders will be accepted or rejected by the Auction Agent such that the Existing Holders and Potential Holders of the Preferred Securities will sell, continue to hold and/or purchase the Preferred Securities as described below and in such order of priority. Existing Holders that placed or were deemed to have placed Hold Orders in such Auction will continue to hold Preferred Securities subject to such Hold Orders, subject to the rounding procedures described herein.

     If Sufficient Clearing Bids in any Auction have been made:

          (i) each Existing Holder that placed a Submitted Bid specifying a rate higher than the Winning Bid Rate or a Submitted Sell Order will sell the number of Preferred Securities subject to such Submitted Bid or Submitted Sell Order;

          (ii) each Existing Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will continue to hold the number of the Preferred Securities subject to such Submitted Bid;

          (iii) each Potential Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will purchase the number of Preferred Securities subject to such Submitted Bid;

          (iv) each Existing Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will continue to hold the number of Preferred Securities subject to such Submitted Bid, unless the number of Preferred Securities subject to all such Submitted Bids placed by Existing Holders is greater than the excess of the number of Preferred Securities over the number of Preferred Securities accounted for in clauses (ii)_ and
     (iii) above, in which event each Existing Holder with such a Submitted Bid will sell a number of Preferred Securities determined on a pro rata basis based on the number of Preferred Securities subject to all such Submitted Bids by such Existing Holders; and

          (v) each Potential Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will purchase any Preferred Securities not accounted for in clause (ii), (iii) or (iv) above on a pro rata basis based on the number of outstanding Preferred Securities subject to all such Submitted Bids by such Potential Holders.

     Subject to the provisions described in the following two paragraphs, if Sufficient Clearing Bids have not been made in any Auction (other than because all of the Preferred Securities are the subject of Submitted Hold Orders):

          (i) each Existing Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Applicable Rate will continue to hold the number of outstanding Preferred Securities subject to such Submitted Bid;

          (ii) each Potential Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Applicable Rate will purchase the number of Preferred Securities subject to such Submitted Bid; and

          (iii) each Existing Holder that placed a Submitted Sell Order (including a Submitted Bid specifying a rate in excess of the Maximum Applicable Rate) will sell a number of Preferred Securities, determined on a pro rata basis, such that the aggregate number of Preferred Securities sold by all such Existing Holders is equal to the number of Preferred Securities to be purchased pursuant to (ii) above.

     Notwithstanding the foregoing, if Sufficient Clearing Bids have not been made (other than because all of the Preferred Securities are the subject of Submitted Hold Orders) in an Auction held for the purpose of determining the Distribution Rate for a Long-Term Distribution Period, (i) each Existing Holder will continue to hold its Preferred Securities after such Auction irrespective of any Orders made by such Existing Holders or by Potential Holders, (ii) the next-succeeding Distribution Period will be, notwithstanding any prior notice by the Administrative

Trustees, a 28-day Short-Term Distribution Period and (iii) the Distribution Rate for such Short-Term Distribution Period will be the Maximum Applicable Rate as of such Auction Date.

     If, in any Auction, as a result of the Auction Procedures described above, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Preferred Security on any Auction Date, the Auction Agent will, in such manner as it may determine (in its sole discretion), round up or down the number of the Preferred Securities being sold or purchased by any Existing Holder or Potential Holder on such Auction Date so that the number of the Preferred Securities sold or purchased by each Existing Holder or Potential Holder will be whole Preferred Securities, even if such allocation results in one or more of such Potential Holders not purchasing the Preferred Securities on such Auction Date or one or more Existing Holders selling all the Preferred Securities previously held by them.

NOTIFICATION OF RESULTS

     The Auction Agent Agreement provides that on the Auction Date for each Auction the Auction Agent will advise each Broker-Dealer with respect to any Bid or Sell Order submitted on behalf of a Bidder whether any such Order was accepted or rejected in whole or in part and the Distribution Rate for the next Distribution Period by telephone by approximately 3:00 p.m., New York City time, on such Auction Date.

     The Broker-Dealer Agreements will provide that if any Broker-Dealer submitted a Bid or Sell Order on behalf of a Bidder in any Auction, such Broker-Dealer will (i) advise such Bidder as soon as practicable whether such Bid or Sell Order was accepted or rejected, (ii) advise each such Bidder that will hold the Preferred Securities following such Auction of the duration of and the Distribution Rate for the next Distribution Period and (iii) advise each such Bidder purchasing or selling shares to give instructions to such Broker-Dealer (or its Agent Member) to pay the purchase price (in same-day funds) against delivery of such Preferred Securities by book entry ("Delivery") or to effect Delivery of such Preferred Securities against payment therefor, as may be appropriate. If any Broker-Dealer submitted a Hold Order on behalf of an Existing Holder in any Auction, such Broker-Dealer will also advise such Existing Holder of the duration of and the Distribution Rate for the next Distribution Period. The Auction Agent will record each transfer of the Preferred Securities on the registry of Existing Holders to be maintained by the Registrar and Transfer Agent. See "The Auction -- Auction Agent Agreement."

     Pursuant to the Auction Agent Agreement, based on the results of each Auction, the Auction Agent will determine the aggregate number of Preferred Securities to be purchased and the aggregate number of Preferred Securities to be sold by Potential Holders and Existing Holders on whose behalf any Broker-Dealer placed Orders.

     The Broker-Dealer Agreements will provide that if any Existing Holder selling Preferred Securities in any Auction fails to instruct its Agent Member to effect Delivery of the Preferred Securities, a Broker-Dealer may Deliver to a person who was to have purchased Preferred Securities in such Auction a number of Preferred Securities, that is less than the number of Preferred Securities that otherwise was to be purchased by such person. In that event, the number of Preferred Securities to be so Delivered will be determined by such Broker-Dealer. Neither the Company, the Trust nor the Auction Agent will have any responsibility or liability with respect to the failure of a Potential Holder, an Existing Holder or any Broker-Dealer or Agent Member to effect Delivery of the Preferred Securities or to pay for the Preferred Securities purchased or sold pursuant to an Auction or otherwise.

SETTLEMENT PROCEDURES

     In accordance with the securities depository's normal procedures, the transactions described above will normally be executed through the securities depository and the accounts of the respective Agent Members at the securities depository will be debited and credited and Preferred

Securities Delivered by book-entry as necessary to effect the purchases and sales of Preferred Securities as determined in each Auction. The transactions with respect to each Auction will normally be executed (i) on the Business Day next following an Auction held at the end of any Short-Term Distribution Period or (ii) on the third Business Day next following an Auction held at the end of any Long-Term Distribution Period. Purchasers will make payment through their Agent Members in same-day funds settled through the securities depository against Delivery through their Agent Members; the securities depository will make payment to the Existing Holders in accordance with its normal procedures, which now provide for payment for purchases and sales in same-day funds.

     The Settlement Procedures expected to be followed in connection with Auctions are set forth in detail in Annex B hereto. The Auction Agent is authorized in the Auction Agent Agreement to alter the Settlement Procedures in order to accommodate the settlement of Auctions, including in the case of the appointment of additional Broker-Dealers, if any.

     The Company will be entitled to receive, from time to time, from the Auction Agent the interest (if any) earned on any monies deposited with the Auction Agent by Bidders who have submitted successful Bids at any of the Auctions, and neither the holders of such Preferred Securities nor the Bidders shall have any claim to such interest. Any funds deposited with the Auction Agent by Bidders who have submitted successful Bids in any Auction that remain unclaimed at the end of one year from such scheduled settlement date with respect to such Auction will upon demand be paid to the Company, after which any party claiming such funds will be entitled to look only to the Trust for payment thereof.

                               THE BROKER-DEALERS

     Subject to certain exceptions, Goldman Sachs and Lehman Brothers will initially be the Broker-Dealers. Under the Broker-Dealer Agreements, after each Auction the Auction Agent will pay a service charge to each Broker-Dealer (from funds made available by the Company) in such amount as the Administrative Trustees and each Broker-Dealer may agree.

     The Broker-Dealer Agreements will provide that a Broker-Dealer may place Orders in Auctions for its own account unless and until the Administrative Trustees notify such Broker-Dealer that it may no longer do so; such Broker-Dealer may continue after such notification to place Hold Orders and Sell Orders for its own account. If any Broker-Dealer submits an Order for its own account in any Auction, it will be considered an Existing Holder or a Potential Holder, as the case may be, with respect to such Order. If any Broker-Dealer submits an Order for its own account in any Auction, it may have an advantage over other Bidders or prospective purchasers by reason of its knowledge of Orders placed through it in such Auction. In the Broker-Dealer Agreements, the Broker-Dealers will agree to handle customer Orders in accordance with their duties under applicable securities statutes and rules. The Broker-Dealer Agreements will provide that a Broker-Dealer will be under no obligation to contact Existing Holders or Potential Holders with respect to an Auction if such Broker-Dealer, in its sole judgment, believes that to do so may be unlawful or would expose it to liability. The Auction Agent may, from time to time, request any Broker-Dealer to provide a list of its customers that are Existing Holders and their respective holdings, which information (as well as any other information received as to the identity of Bidders in any Auction) the Auction Agent shall agree in the Auction Agent Agreement to keep confidential, except that it may provide such information to the Administrative Trustees upon request for the Administrative Trustees' confidential use and except to the extent that the Auction Agent is advised by its counsel that failure to disclose such information would be unlawful.

     The Broker-Dealer Agreements will provide that if any Potential Holder on whose behalf any Broker-Dealer has submitted in an Auction an Order that was accepted in whole or in part fails to deliver funds with respect to such Auction, such Broker-Dealer will promptly deliver such funds to the party entitled to receive such funds. The delivery of funds by such Broker-Dealer for the purchase of Preferred Securities by a Potential Holder will not relieve such Potential Holder of any liability to such Broker-Dealer for the payment of such funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the Preferred Securities and constitutes the opinion of Balch & Bingham LLP, counsel to the Company and the Trust, insofar as it relates to matters of law and legal conclusions. This summary deals only with Preferred Securities held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), by Holders (as defined herein). Moreover, it does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, individual retirement and certain tax deferred accounts, and persons who engage in a straddle or a hedge relating to a Preferred Security. Prospective investors should consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local or other tax laws. This summary is based on laws, existing and proposed regulations, and applicable judicial and administrative determinations, all of which are subject to change at any time, and any such changes may be retroactively applied in a manner that could adversely affect Holders. As used herein, the term "Holder" means a beneficial owner of a Preferred Security that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. Thus, the following summary does not address any tax consequences that apply specifically to nonresident aliens or foreign entities.

TREATMENT OF THE TRUST AND PREFERRED SECURITIES FOR FEDERAL INCOME TAX PURPOSES

     The Trust will be treated as a "grantor trust" and not as an association taxable as a corporation for federal income tax purposes. Thus, for federal income tax purposes, each Holder will be treated as the beneficial owner of a pro rata undivided interest in the Series C Junior Subordinated Notes and, consequently, will be required to include in income the Holder's pro rata share of the entire income from the Series C Junior Subordinated Notes. Each Holder generally will determine its net income or loss with respect to the Trust in accordance with its own method of accounting, although income arising from OID, if any, must be taken into account under the accrual method of accounting even if the Holder otherwise would use the cash receipts and disbursements method.

PAYMENTS OF INTEREST

     Except as set forth below, stated interest on a Series C Junior Subordinated Note will generally be taxable to a Holder as ordinary income at the time it is paid or accrued in accordance with the Holder's own method of accounting.

ORIGINAL ISSUE DISCOUNT

     Under applicable income tax regulations, the Company believes that the Series C Junior Subordinated Notes will not be treated as issued with OID. It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the Internal

Revenue Service (the "IRS"). Accordingly, it is possible that the IRS could take a position contrary to the interpretations described herein.

     The terms of the Series C Junior Subordinated Notes permit the Company to defer the payment of interest on the Series C Junior Subordinated Notes at any time and from time to time by extending the interest payment period for up to five years with respect to each Extension Period; provided, however, that no Extension Period may extend beyond the stated maturity date of the Series C Junior Subordinated Notes. Should the Company exercise this option to defer payments of interest, the Series C Junior Subordinated Notes would at that time be treated as issued with OID and all the stated interest payments on the Series C Junior Subordinated Notes would thereafter be treated as OID for so long as they remained outstanding. As a result, all Holders would, in effect, be required to accrue interest income even if such Holders are on a cash method of accounting and notwithstanding that the Company will not make any interest payments during such period on the Series C Junior Subordinated Notes. The accrual of OID on the Series C Junior Subordinated Notes would be determined by treating the Series C Junior Subordinated Notes as if they had a fixed interest rate equal to the variable rate in effect on the date of such deemed reissuance and an issue price equal to the adjusted issue price on that date. The amount of OID in each accrual period would be calculated on an economic accrual basis initially using that fixed interest rate and then adjusting the result to reflect the actual accrual of interest on the Series C Junior Subordinated Notes during that period.

SALE OF PREFERRED SECURITIES

     Upon the sale, retirement (including redemption) or other taxable disposition of all or part of a Preferred Security, a Holder thereof will recognize gain or loss equal to the difference between the amount realized on such sale, retirement or other disposition and such Holder's adjusted tax basis in the Preferred Security or part thereof. If the Holder disposes of a Preferred Security prior to the occurrence of an Extension Period, any portion of the amount received that is attributable to accrued interest will be treated as interest income to the Holder and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Preferred Security. Any recognized gain or loss will be capital gain or loss and such capital gain or loss will be long-term if the holding period for the Preferred Security is more than one year at the time of sale, retirement or other disposition. If however the Series C Junior Subordinated Notes were determined not to qualify as "variable rate debt instruments" under the Income Tax Regulations, they would be treated as "contingent payment debt instruments" with the result that any recognized gain upon disposition of Preferred Securities would be treated as ordinary income to the Holder rather than as capital gain. Any loss recognized would be ordinary loss to the extent of the Holder's ordinary income previously taken into account. A Holder's adjusted tax basis in a Preferred Security acquired by purchase will equal the cost of such Preferred Security to the Holder, increased by the amount of any related accrued OID and market discount included in taxable income by the Holder and reduced by any prior payments on the Series C Junior Subordinated Notes distributed on the Preferred Security. The redemption of only part of a Preferred Security will require an allocation of the Holder's adjusted tax basis in his pro rata share of the related Series C Junior Subordinated Notes between the portion of the Series C Junior Subordinated Notes redeemed and retained by the Holder in order to determine gain or loss.

RECEIPT OF SERIES C JUNIOR SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

     As described under "Description of the Preferred Securities -- Special Event Redemption; Distribution of Series C Junior Subordinated Notes," Series C Junior Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each Holder and each Holder would receive an aggregate tax basis in the Holder's Series C Junior Subordinated Notes equal to the Holder's aggregate tax basis in its Preferred Securities. A Holder's holding period with respect to the Series C Junior Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

INFORMATION REPORTING TO HOLDERS

     Income on the Preferred Securities will be reported to Holders on Form 1099, which form should be mailed to Holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

     A Holder may be subject to "backup withholding" under certain circumstances. Backup withholding applies to a Holder if the Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker), (ii) furnishes such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the Holder is not subject to backup withholding, or (iv) fails to report properly interest and dividends on his tax return. Backup withholding, however, does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The backup withholding rate is 31% of "reportable payments," which generally will include distributions of interest and principal payments on the Series C Junior Subordinated Notes.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO A HOLDER, DEPENDING UPON A HOLDER'S PARTICULAR SITUATION, AND THEREFORE EACH HOLDER SHOULD CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAW.

                                  UNDERWRITING

     The Company, the Trust and the underwriters named below (the "Underwriters") have entered into an underwriting agreement (the "Underwriting Agreement") with respect to the Preferred Securities. Subject to certain conditions, the Underwriters have severally agreed to purchase the number of Preferred Securities indicated in the following table. The Underwriters are committed to take and pay for all the Preferred Securities if any are taken.

                                                              NUMBER OF
                                                              PREFERRED
                            NAME                              SECURITIES
                            ----                              ----------
Goldman, Sachs & Co.........................................
Lehman Brothers Inc.........................................
                                                              ----------
          Total.............................................       1,000
                                                              ==========

     Because the Trust will invest the proceeds from the sale of the Preferred Securities in the Series C Junior Subordinated Notes issued by the Company, the Underwriting Agreement provides that the Company will pay an underwriting
commission of $       per Preferred Security (or $          for all Preferred
Securities) to the Underwriters, as compensation; provided that, for sales of five or more Preferred Securities to a single purchaser, the commission will be
$     per Preferred Security.

     The Underwriters propose to offer the Preferred Securities to the public initially at the initial public offering price set forth on the cover page of this Prospectus Supplement. Any Preferred Securities sold by the Underwriters to securities dealers may be sold at a discount of up to $ per Preferred Security from the initial public offering price. Any of those securities dealers may resell the Preferred Securities they purchase from the Underwriters to certain other brokers and dealers at a discount of up to $ per Preferred Security from the initial public offering price. If all the Preferred Securities are not sold at the initial public offering price, the Underwriters may change the offering price and other selling terms.

     The Company and the Trust have agreed with the Underwriters, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or junior subordinated notes or any debt securities substantially similar to the Series C Junior Subordinated Notes or equity securities substantially similar to the Preferred Securities (except for the Series C Junior Subordinated Notes and the Preferred Securities issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriters.

     The Preferred Securities are a new issue of securities with no established trading market. The Underwriters have advised the Company and the Trust that they intend to make a market in the Preferred Securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Securities.

     In connection with the offering, the Underwriters may purchase and sell the Preferred Securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater amount of Preferred Securities than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Preferred Securities while the offering is in progress.

     The Underwriters also may impose a penalty bid. This may occur when a particular Underwriter repays a portion of the underwriting commissions received by it because the

Underwriters have repurchased Preferred Securities sold by or for the account of that Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Preferred Securities. As a result, the price of the Preferred Securities may be higher than the price that would otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company's expenses associated with the offer and sale of the Preferred
Securities are estimated to be $          .

     The Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the Series C Junior Subordinated Notes, the Guarantee and certain matters relating thereto will be passed upon on behalf of the Company by Balch & Bingham LLP, Birmingham, Alabama, and by Troutman Sanders LLP, Atlanta, Georgia. Balch & Bingham LLP will also pass upon certain matters relating to United States federal income tax considerations. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                                                         ANNEX A

                               PURCHASER'S LETTER

                     TO BE SUBMITTED TO YOUR BROKER-DEALER

                         PURCHASER'S LETTER RELATING TO
                         RATE SETTINGS THROUGH AUCTIONS
                    FOR CAPITAL AUCTION PREFERRED SECURITIES
                                   ISSUED BY
                        ALABAMA POWER CAPITAL TRUST III

To:  Alabama Power Company
     Alabama Power Capital Trust III
     Auction Agent
     A Broker-Dealer
     An Agent Member
     Other Persons

     1. This letter is designed to apply to the Capital Auction Preferred Securities (the "Preferred Securities"), of Alabama Power Capital Trust III (the
"Trust") that is described in the Prospectus Supplement dated February   , 1999
and the accompanying Prospectus (collectively, the "Prospectus") and the related auctions ("Auctions") through which the distribution rate thereon is determined. This letter shall be for the benefit of the Trust and of any Auction Agent, Broker-Dealer, Agent Member Securities Depository or other interested person in connection with any Preferred Securities and related Auctions (it being understood that such persons may be required to execute specified agreements and nothing herein shall alter such requirements). Capitalized terms used but not defined in this letter have the meanings ascribed to them in the Prospectus.

     2. We may from time to time offer to purchase, purchase, offer to sell and/or sell Preferred Securities as described in the Prospectus. We agree that this letter shall apply to all such purchases, sales and offers to all Preferred Securities owned by us. We understand that the distribution rate on the Preferred Securities may be based from time to time on the results of Auctions as set forth in the Prospectus.

     3. With respect to each Auction, we agree that any Bid or Sell Order placed by us shall constitute an irrevocable offer by us to purchase or sell the Preferred Securities subject to such Bid or Sell Order, or such lesser number of Preferred Securities as we shall be required to sell or purchase as a result of such Auction at a price of $50,000 per Preferred Security, all as set forth in the Prospectus, and that if we fail to place a Bid or Sell Order with respect to any Preferred Securities owned by us with any Broker-Dealer on any Auction Date, or any Broker-Dealer fails to submit such Bid or Sell Order to the Auction Agent concerned, we shall be deemed to have placed a Hold Order with respect to such Preferred Securities as described in the Prospectus. We authorize any Broker-Dealer that submits a Bid or Sell Order as our agent in Auctions to execute contracts for the purchase or sale of Preferred Securities covered by such Bid or Sell Order. We recognize that the payment by any Broker-Dealer of Preferred Securities purchased on our behalf shall not relieve us of any liability to such Broker-Dealer for payment for such Preferred Securities.

     4. We agree that dispositions of Preferred Securities can be made only in the denominations set forth in the Prospectus and we will sell, transfer or otherwise dispose of any Preferred Securities held by us from time to time only pursuant to a Bid or Sell Order placed in an Auction, to or through any Broker-Dealer or to the Company, or to a person who may be required to sign and deliver, or cause to be delivered on its behalf to the Company and Trust a letter substantially
                                       A-1
in the form of this Purchaser's Letter, provided that in the case of all transfers other than those made pursuant to Auctions we or our Broker-Dealer shall advise the Auction Agent of such transfer.

     5. We agree that, except as described in the Prospectus, ownership of the Preferred Securities shall be represented by a global certificate registered in the name of the securities depository or its nominee, we will not be entitled to receive any certificate representing the Preferred Securities and our ownership of any Preferred Securities will be maintained in book-entry form by the securities depository for the account of our Agent Member, which in turn will maintain records of our beneficial ownership. We authorize and instruct our Agent Member to disclose to the Auction Agent such information concerning our beneficial ownership of Preferred Securities as such Auction Agent shall request.

     6. We acknowledge that any Broker-Dealer may purchase Preferred Securities and submit orders in Auctions for its own account and that, because all Orders must be submitted through a Broker-Dealer, the Broker-Dealers may have knowledge of all orders placed in any such Auction. We further acknowledge that the Company and its subsidiaries and affiliates may submit Orders in any Auction, subject to applicable law, and that the submission of such Orders may affect the distribution rate applicable to the Preferred Securities.

     7. We understand and agree that in making decisions as to whether to purchase or sell Preferred Securities, in Auctions or otherwise, we must rely on our own examination of the Company and the Trust and the terms of the Preferred Securities, and that neither the Company or any of its affiliates nor any Broker-Dealer, by participating in Auctions, shall be deemed to make any recommendation regarding the merits of any investment in the Preferred Securities or the suitability of an investment in the Preferred Securities by us, and that neither the Auction Agent nor any Broker-Dealer has any obligation to supply to us any information concerning the Company or the Preferred Securities.

     8. This letter is not a commitment by us to purchase any Preferred Securities.

     9. This letter supersedes as of its date any prior-dated version of this Purchaser's Letter, and any recipient of this letter may rely upon it until such recipient has received a signed writing amending and revoking this letter.

     10. The descriptions of the Preferred Securities, the Auction Procedures and the Settlement Procedures set forth in the Prospectus are incorporated by reference herein and, in case of any conflict between this letter and any such description, such description shall control.

     11. Any xerographic or other copy of this letter shall be deemed of equal effect as a signed original.

     12. Our Agent Member of the securities depository is
                                                          --------------------.

     13. Our employee or representative authorized to place orders with any Broker-Dealer for the purposes set forth in the Prospectus in Auctions currently
is             , telephone number (               )
---------------                    ---------------  ---------------.

     14. Our taxpayer identification number is
                                               --------------------.

     15. We represent and agree as follows:

          A. If we are purchasing shares of Preferred Securities upon the initial issuance of such Preferred Securities, we acknowledge that none of the Trust, the Company, Goldman, Sachs & Co., Lehman Brothers Inc. or any persons representing the Trust, the Company, Goldman, Sachs & Co. or Lehman Brothers Inc. has made any representation to us with respect to the Trust, the Company or the offering or sale of any Preferred Securities, other than the information contained in the Prospectus (including the documents incorporated by reference therein and the Annexes thereto), which has been delivered to us and upon which we are relying in making our investment decision with respect to Preferred Securities.

          B. We acknowledge that prior to purchasing any Preferred Securities we will have received a Prospectus with respect thereto and acknowledge that we will have had access to such financial and other information and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase the Preferred Securities.

          C. We recognize that the Company and the Broker-Dealers will rely upon the truth and accuracy of the foregoing investment representations and agreements, and we agree that each of our purchases of Preferred Securities now or in the future shall be deemed to constitute our concurrence in all of the foregoing that shall be binding on us.

     16. So long as we hold Preferred Securities or intend to participate in the Auctions of Preferred Securities, we agree to execute and delivery, if required, further copies of this letter or any superseding version no less frequently than annually after the initial delivery hereof, if required.

Dated:
      ------------------------------------------

Mailing Address of
Purchaser:
          --------------------------------------

                                          By:
                                             -----------------------------------

                                          Printed Name:
                                                       -------------------------

                                          Title:
                                                --------------------------------

                                                                         ANNEX B

                             SETTLEMENT PROCEDURES

     The following summary of Settlement Procedures is expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in each Auction Agent Agreement and each Broker-Dealer Agreement. Capitalized terms used but not otherwise defined herein will have the meanings specified in the Prospectus. Nothing contained in these Settlement Procedures constitutes a representation by the Trust that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party. The Auction Agent is authorized in the Auction Agent Agreement to alter the Settlement Procedures in order to accommodate the settlement of Auctions, including in the case of the appointment of additional Broker-Dealers, if any.

1. NOTIFICATION TO THE BROKER-DEALERS BY AUCTION AGENT

     For each Auction, on the related Auction Date, the Auction Agent will notify by telephone or telecopy each Broker-Dealer of the following information with respect to the Preferred Securities:

          a. the Distribution Rate fixed for the next succeeding Distribution Period and the Distribution Payment Date or Distribution Payment Dates therefor;

          b. whether Sufficient Clearing Bids existed for the determination of the Winning Bid Rate;

          c. if such Broker-Dealer submitted a Bid or a Sell Order on behalf of an Existing Holder, the number of Preferred Securities, if any, to be sold by such Existing Holder;

          d. if such Broker-Dealer submitted a Bid on behalf of a Potential Holder, whether such Bid was accepted or rejected and the number of Preferred Securities, if any, of the Preferred Securities to be purchased by such Potential Holder; and

          e. the Auction Date of the next succeeding Auction, if any.

2. NOTIFICATION OF EXISTING AND POTENTIAL HOLDERS BY THE BROKER-DEALERS

     For each Auction, on the related Auction Date, each Broker-Dealer shall to the extent the Broker-Dealer has been so advised by the Auction Agent:

          a. as soon as practicable, advise each Existing Holder and Potential Holder on whose behalf such Broker-Dealer submitted a Bid or Sell Order whether such Bid or Sell Order was accepted or rejected;

          b. instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay in same-day funds to such Broker-Dealer (or its Agent Member) through the securities depository the amount necessary to purchase the number of Preferred Securities to be purchased pursuant to such Bid against receipt of such Preferred Securities, and advise such Potential Holder of the Distribution Rate for the next succeeding Distribution Period;

          c. instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to Deliver to such Broker-Dealer (or its Agent Member) through the securities depository the number of Preferred Securities to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Preferred Securities at the Distribution Rate for the next succeeding Distribution Period;

          d. advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Distribution Rate for the next succeeding Distribution Period;

          e. advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

          f. advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date of the next succeeding Auction.

3. ALLOCATION OF FUNDS AND PREFERRED SECURITIES BY THE BROKER-DEALERS

     If any Existing Holder selling Preferred Securities in an Auction fails to instruct its Agent Member to Deliver such Preferred Securities by book entry, any Broker-Dealer may Deliver to a person who was to have purchased Preferred Securities in such Auction by book entry a number of whole Preferred Securities that is less than the number of Preferred Securities that otherwise was to be purchased by such person. In such event, the number of Preferred Securities to be so Delivered will be determined by such Broker-Dealer. Delivery of such lesser number of Preferred Securities will constitute good Delivery. Neither the Company, the Trust nor the Auction Agent will have any responsibility or liability with respect to the failure of a Potential Holder, Existing Holder or a Broker-Dealer or Agent Member to Deliver Preferred Securities or to pay for Preferred Securities purchased or sold pursuant to an Auction or otherwise.

     On the basis of the information provided to it pursuant to Section 1 above, each Broker-Dealer will, in such manner and at such time or times as in its sole discretion it may determine, allocate any funds received by it pursuant to
Section 2(b) above and any Preferred Securities received by it pursuant to Sections 2(c) among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted and the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Sell Orders that were accepted.

4. PAYMENT OF FUNDS AND DELIVERY OF PREFERRED SECURITIES

     For each Auction, on the related Auction Date:

          a. each Potential Holder and Existing Holder will instruct its Agent Member as provided in Section 2(b) or 2(c) above, as the case may be;

          b. if any Broker-Dealer is not an Agent Member of the securities depository it will instruct its Agent Member to (i) pay through the securities depository to the Agent Member of an Existing Holder Delivering Preferred Securities to such Broker-Dealer pursuant to Section 2(c) above the amount necessary to purchase such Preferred Securities against receipt of such Preferred Securities; and

          c. if any Broker-Dealer is not an Agent Member of the securities depository it will instruct its Agent Member to (i) pay through the securities depository to such Broker-Dealer (or Agent Member) the amount necessary to purchase the Preferred Securities to be purchased pursuant to
     Section 2(b) above against receipt of Preferred Securities and (ii) Deliver such Preferred Securities through the securities depository to the Agent Member of such purchaser against payment therefor.

5. EXECUTION OF TRANSACTIONS THROUGH SECURITIES DEPOSITORY

     On (x) the Business Day next following each Auction held at the end of a Short-Term Distribution Period, or (y) the third Business Day following each Auction held at the end of a Long-Term Distribution Period:

          a. each Agent Member referred to in Section 4(a) above will instruct the securities depository to execute the transaction described in Section 2(b) or 2(c) above, and the securities depository will execute each such transaction;

          b. each Broker-Dealer or its Agent Member will instruct the securities depository to execute the transactions described in Section 4(b) above, and the securities depository will execute such transactions; and

          c. each Broker-Dealer or its Agent Member will instruct the securities depository to execute the transactions described in Section 4(c) above, and the securities depository will execute such transactions.

PROSPECTUS

                             ALABAMA POWER COMPANY
                              FIRST MORTGAGE BONDS
                            CLASS A PREFERRED STOCK
                       CUMULATIVE, PAR VALUE $1 PER SHARE

                                  SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES

                        ALABAMA POWER CAPITAL TRUST III
                         ALABAMA POWER CAPITAL TRUST IV
                         ALABAMA POWER CAPITAL TRUST V
                           TRUST PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY
                             ALABAMA POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This Prospectus is dated December 4, 1998

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process under the Securities Act of 1933, as amended (the "1933 Act"). Under the shelf process, Alabama Power Company (the "Company") may sell, in one or more transactions,

     - first mortgage bonds (the "new Bonds")

     - class A preferred stock (the "new Stock")

     - senior notes (the "Senior Notes")

     - junior subordinated notes (the "Junior Subordinated Notes")

and Alabama Power Capital Trust III, Alabama Power Capital Trust IV and Alabama Power Capital Trust V (individually, a "Trust" and collectively, the "Trusts") may sell,

     - trust preferred securities (the "Preferred Securities")

in one or more offerings up to a total dollar amount of $1,392,000,000. This prospectus provides a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering ("Prospectus Supplement"). The Prospectus Supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information under the heading "Available Information."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Exchange certain of the Company's securities are listed.

     No separate financial statements of any Trust are included herein. The Company considers that such statements would not be material to holders of the Preferred Securities because each Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes (each as herein defined).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated herein by reference and made a part of this
Prospectus:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

        (c) the Company's Current Reports on Form 8-K dated February 11, 1998, February 20, 1998, April 17, 1998, August 5, 1998, August 10, 1998,
            August 11, 1998, September 8, 1998, September 16, 1998, October 7, 1998, October 28, 1998 and November 12, 1998.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO WILLIAM B. HUTCHINS, III, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, ALABAMA POWER COMPANY, 600 NORTH 18TH STREET, BIRMINGHAM, ALABAMA 35291, TELEPHONE: (205) 257-2905.

                              SELECTED INFORMATION

     The following material, which is presented herein solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                             ALABAMA POWER COMPANY

Business.........................    Generation, transmission, distribution and
                                       sale of electric energy

Service Area.....................    Approximately 44,500 square miles
                                       comprising most of the State of Alabama

Service Area Population (1990
Census)..........................    Approximately 3,224,000

Customers at December 31, 1997...    1,275,327

Generating Capacity at December
31, 1997 (kilowatts).............    10,641,263

Sources of Generation during 1997
  (kilowatt-hours)...............    Coal (72%), Nuclear (19%), Hydro (8%), Oil
                                       and Gas (1%)

Sources of Generation Estimated
for 1998 (kilowatt-hours)........    Coal (74%), Nuclear (18%), Hydro (7%), Oil
                                       and Gas (1%)

                             ALABAMA POWER COMPANY

     The Company is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of the predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The predecessor Alabama Power Company had a continuous existence since its incorporation in 1906. The principal executive offices of the Company are located at 600 North 18th Street, Birmingham, Alabama 35291, and the telephone number is (205) 257-1000.

     The Company is a wholly owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935. The Company is engaged, within the State of Alabama, in the generation and purchase of electricity and the distribution and sale of such electricity at retail in over 1,000 communities (including Anniston, Birmingham, Gadsden, Mobile, Montgomery and Tuscaloosa), and at wholesale to 15 municipally owned electric distribution systems, 11 of which are served indirectly through sales to the Alabama Municipal Electric Authority, and two rural distributing cooperative associations. The Company also supplies steam service in downtown Birmingham. The Company owns coal reserves near its Gorgas Steam Electric Generating Plant and uses the output of coal from the reserves in its generating plants. It also sells, and cooperates with dealers in promoting the sale of, electric appliances.

     The Company and one of its affiliates, Georgia Power Company ("GEORGIA"), each own 50% of the common stock of Southern Electric Generating Company ("SEGCO"). SEGCO owns generating units with an aggregate capacity of 1,019,680 kilowatts at the Ernest C. Gaston Steam Plant ("Plant Gaston") on the Coosa River near Wilsonville, Alabama. The Company and GEORGIA are each entitled to one-half of the capacity and energy of these units. The Company acts as SEGCO's agent in the operation of SEGCO's units and furnishes coal to SEGCO as fuel for its units. SEGCO also owns three 230,000 volt transmission lines extending from Plant Gaston to the Georgia state line.

                                   THE TRUSTS

     Each Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on November 27, 1996, with respect to Alabama Power Capital Trust III and Alabama Power Capital Trust IV, and November 18, 1997, with respect to Alabama Power Capital Trust V. Each Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee thereunder. This trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Trust Agreement"). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Company will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"). The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The payment of periodic cash distributions on the Preferred Securities of each Trust and payments on liquidation and redemption with respect to the Preferred Securities of each Trust, in each case to the extent each Trust has funds legally and immediately available therefor, will be guaranteed by the Company (individually, a "Guarantee" and collectively, the "Guarantees"). See "Description of Guarantees."

     Each Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two employees of the Company as Administrative Trustees; The Chase Manhattan Bank as Property Trustee; and Chase Manhattan Bank Delaware as Delaware Trustee. The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

     The principal place of business of each Trust shall be c/o the Company, 600 North 18th Street, Birmingham, Alabama 35291, telephone (205) 257-2905, Attn:
Treasurer.

     Reference is made to the Prospectus Supplement relating to the Preferred Securities of each Trust for further information concerning such Trust.

                         ACCOUNTING TREATMENT OF TRUSTS

     For financial reporting purposes, the Trusts will be treated as subsidiaries of the Company and, accordingly, the accounts of the Trusts will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company, and appropriate disclosures concerning the Preferred Securities, the Guarantees and the Junior Subordinated Notes will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as an expense.

                                 CERTAIN RATIOS

     The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

                                                                                            TWELVE
                                                                                            MONTHS
                                                          YEAR ENDED DECEMBER 31,            ENDED
                                                      --------------------------------   SEPTEMBER 30,
                                                      1993   1994   1995   1996   1997       1998
                                                      ----   ----   ----   ----   ----   -------------
Ratio of Earnings to Fixed Charges(1)...............  3.45   3.75   3.45   3.57   3.31            2.99
Ratio of Earnings to Fixed Charges Plus
  Preferred Dividend Requirements
  (Pre-Income Tax Basis)(2).........................  2.90   3.16   2.96   3.05   3.06            2.85

---------------

(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(2) In computing this ratio, "Preferred Dividend Requirements" represent the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

                                USE OF PROCEEDS

     Each Trust will invest the proceeds received from the sale of its Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of its new Bonds, new Stock, Senior Notes or other sales of its Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                          DESCRIPTION OF THE NEW BONDS

     Set forth below is a description of the general terms of the Company's new Bonds. The following description does not purport to be complete and is subject to, and is qualified by reference to, the Indenture, dated as of January 1, 1942, between the Company and The Chase Manhattan Bank, as trustee (the "First Mortgage Bond Trustee"), as to be supplemented by a supplemental indenture (the "Supplemental Indenture") thereto establishing the new Bonds of each series (the Indenture, as so supplemented, is hereinafter referred to as the "First Mortgage Bond Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of such new Bonds will include those stated in the First Mortgage Bond Indenture and those made a part of the First Mortgage Bond Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the First Mortgage Bond Indenture.

     The new Bonds will mature on the date shown in their title as set forth in the Prospectus Supplement.

     The new Bonds in definitive form will be issued only as registered bonds without coupons in denominations of $1,000 or authorized multiples thereof or in such other denominations as set forth in the Prospectus Supplement. New Bonds will be exchangeable for a like aggregate principal amount of new Bonds of other authorized denominations, and are transferable, at the principal corporate trust office of the First Mortgage Bond Trustee in New York City, or at such other office or agency of the Company as the Company may from time to time designate, without payment of any charge other than for any tax or taxes or other governmental charge.

     Any proposed listing of the new Bonds on a securities exchange will be described in the Prospectus Supplement.

     Except as otherwise may be indicated in the Prospectus Supplement, there are no provisions of the First Mortgage Bond Indenture which are specifically intended to afford holders of the new Bonds protection in the event of a highly leveraged transaction involving the Company.

     Interest Rate Provisions: The Prospectus Supplement will set forth the interest rate provisions of the new Bonds, including payment dates, the record dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic interest rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement).

     Redemption Provisions: The redemption provisions applicable to the new Bonds will be described in the Prospectus Supplement.

     Priority and Security: The new Bonds will rank equally as to security with the bonds of other series presently outstanding under the First Mortgage Bond Indenture, which is a direct first lien on substantially all of the Company's fixed property and franchises, used or useful in its public utility business, subject only to excepted encumbrances, as defined in the First Mortgage Bond Indenture (Section 1.02).

     The First Mortgage Bond Indenture permits, within certain limitations specified in Section 7.05, the acquisition of property subject to prior liens. Under certain conditions specified in Section 7.14, additional indebtedness secured by such prior liens may be issued to the extent of 60% of the cost to the Company or the fair value at date of acquisition, whichever is less, of the net property additions made by the Company to the property subject to such prior lien.

     Improvement Fund Requirement: Pursuant to the Supplemental Indenture and similar provisions of the supplemental indentures creating other series of bonds currently outstanding under the First Mortgage Bond Indenture (other than eight series of bonds aggregating $315,250,000 in principal amount issued and outstanding as of September 30, 1998 as collateral security for certain obligations), the annual improvement fund requirement applicable to the new Bonds and the bonds of each such other series, which must be satisfied on or before June 1 in each year, is equal to 1% of the principal amount of bonds authenticated of each such series prior to January 1 of that year (less bonds of such series retired directly or indirectly as a result of the release of property). The improvement fund requirements may be satisfied in cash or in principal amount of bonds authenticated under the First Mortgage Bond Indenture or to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions. Any cash so deposited is to be used by the First Mortgage Bond Trustee for the redemption at their then special redemption prices or other retirement of bonds of such series as may be designated by the Company (subject to such limitation, if any, as to the new Bonds as set forth in the Prospectus Supplement and except as to limitations which have been or may be established in the supplemental indentures creating other series of bonds) or may be withdrawn by the Company against the deposit of bonds or to the extent of 60% of unfunded net property additions.

     Replacement Requirement: By Section 4 of the Supplemental Indenture dated as of October 1, 1981, the Company is required to certify to the First Mortgage Bond Trustee unfunded net property additions or to deposit with the First Mortgage Bond Trustee cash or bonds in an amount equal to the amount by which annual expenditures for renewals and replacements are less than 2.25% of the average annual amount of depreciable mortgaged property or such revised percentage as shall be authorized or approved by the Commission, or any successor commission, under the Public Utility Holding Company Act of 1935, as amended. Any available replacement credit may be carried forward and deposited cash or bonds may be withdrawn, used or applied in accordance with the provisions of said section.

     Any limitation on the right of the Company to redeem new Bonds through the operation of the replacement provisions of the First Mortgage Bond Indenture will be described in the Prospectus Supplement.

     The First Mortgage Bond Indenture (Section 7.16) provides for an examination of the mortgaged property by an independent engineer at least once every five years. The Company covenants to make good any maintenance deficiency shown by the certificate of such engineer and to record retirements as called for thereby.

     Issuance of Additional Bonds: Additional bonds may be issued under the First Mortgage Bond Indenture (a) under Article IV to the extent of 60% of the cost or fair value at date of acquisition, whichever is less, of unfunded net property additions, as defined in the First Mortgage Bond Indenture (Sections
1.08 through 1.11, as amended), or (b) under Article V against the retirement of other bonds theretofore outstanding under the First Mortgage Bond Indenture, or
(c) under Article VI against the deposit of cash equal to the principal amount of bonds to be issued. Such additional bonds, however, may be issued, except in certain cases when issued under Article V, only if, for a period of twelve consecutive calendar months within the fifteen preceding calendar months, the net earnings of the Company, as defined in the First Mortgage Bond Indenture (Section 1.03, as amended), shall have been at least twice the interest requirements for one year on all bonds outstanding, including the additional bonds applied for and all outstanding prior lien bonds and other indebtedness of the character described in the First Mortgage Bond Indenture. Such net earnings are computed, in effect, after making certain deductions including (i) all operating expenses other than income and excess profits taxes and (ii) the amount, if any, by which the aggregate charges to expense or income to provide for depreciation are less than 2.25% of the average amount of depreciable mortgaged property. Under this provision, no amount is included in interest requirements on account of $99,400,000 principal amount of first mortgage bonds (out of a total of $315,250,000 principal amount) issued and outstanding as of September 30, 1998, as collateral for certain obligations for which such bonds are pledged as security. No interest is payable on any such bonds unless and until default occurs on such obligations.

     Cash deposited as the basis for the issuance of bonds may be applied to the retirement of bonds or be withdrawn against the deposit of bonds or be withdrawn to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions (Article VI).

     Release and Substitution of Property: The First Mortgage Bond Indenture (Article X) provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, upon the basis of cash deposited with the First Mortgage Bond Trustee, bonds or purchase money obligations delivered to the First Mortgage Bond Trustee, prior lien bonds delivered to the First Mortgage Bond Trustee or reduced or assumed, property additions acquired in exchange for the property released, or unfunded net property additions certified to the First Mortgage Bond Trustee.

     The First Mortgage Bond Indenture (Section 10.05) permits the cash proceeds of released property and other funds to be withdrawn either upon a showing that unfunded net property additions exist or against the deposit of bonds and also permits such proceeds and other funds to be applied to the retirement of bonds.

     Restrictions on Common Stock Dividends: There are various restrictions on Common Stock dividends in the First Mortgage Bond Indenture (which are to remain in effect so long as certain series of bonds are outstanding). Any restrictions on dividends and distributions on Common Stock in the Supplemental Indenture will be set forth in the Prospectus Supplement.

     Amendments to the First Mortgage Bond Indenture: By Section 6(g) of the Supplemental Indenture dated as of October 1, 1981, the First Mortgage Bond Indenture may be modified with the consent of the holders of not less than a majority in principal amount of the bonds at the time outstanding which would be affected by the action proposed to be taken. However, the bondholders shall have no power (i) to extend the fixed maturity of any bonds, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, without the express consent of the holder of each bond which would be so affected, or (ii) to reduce the aforesaid percentage of bonds, the holders of which are required to consent to any such modification, without the consent of the holders of all bonds outstanding, or (iii) to permit the creation by the Company of any mortgage or pledge or lien in the nature thereof, not otherwise permitted under the First Mortgage Bond Indenture, ranking prior to or equal with the lien of the First Mortgage Bond Indenture on any of the mortgaged and pledged property, or (iv) to deprive the holder of any bond outstanding under the First Mortgage Bond Indenture of the lien thereof on any of the mortgaged and pledged property. The First Mortgage Bond Trustee shall not be obligated to enter into a supplemental indenture which would affect its own rights, duties or immunities under the First Mortgage Bond Indenture or otherwise.

     Regarding the First Mortgage Bond Trustee: The Chase Manhattan Bank, New York, New York is First Mortgage Bond Trustee under the First Mortgage Bond Indenture. Such bank is a depositary of the Company. The Company and its affiliates borrow from such bank from time to time.

     Enforcement Provisions: The First Mortgage Bond Indenture (Section 11.05) provides that, upon the occurrence of certain events of default, the First Mortgage Bond Trustee or the holders of not less than 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable, but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding bonds may waive such default and its consequences.

     The holders of a majority in principal amount of outstanding bonds may direct the time, method and place of conducting any proceeding for the enforcement of the First Mortgage Bond Indenture (Sections 11.12 and 11.01). No holder of any bond has any right to institute any proceedings to enforce the First Mortgage Bond Indenture or any remedy thereunder, unless such holder shall previously have given to the First Mortgage Bond Trustee written notice of a default, and unless such holder or holders shall have tendered to the First Mortgage Bond Trustee indemnity against costs, expenses and liabilities, and unless the holders of not less than 20% in principal amount of outstanding bonds shall have tendered such indemnity and requested the First Mortgage Bond Trustee to take action and the First Mortgage Bond Trustee shall have failed to take action within 60 days (Section 11.14).

     Defaults: By Section 11.01 of the First Mortgage Bond Indenture, the following events are defined as "defaults": failure to pay principal; failure for 60 days to pay interest; failure for 90 days to pay any sinking or other purchase fund installment; certain events in bankruptcy, insolvency or reorganization; and failure for 90 days after notice to perform other covenants. By Section 9.03 of the First Mortgage Bond Indenture, a failure by the Company to deposit or direct the application of money for the redemption of bonds called for redemption also constitutes a default.

     Evidence as to Compliance with Conditions and Covenants: The First Mortgage Bond Indenture requires the Company to furnish to the First Mortgage Bond Trustee, among other things, a certificate of officers and an opinion of counsel as evidence of compliance with conditions precedent provided for therein; a certificate of an engineer (who, in certain instances, must be an independent engineer) with respect to the fair value of property certified or released; and a certificate of an accountant (who, in certain instances, must be an independent public accountant) as to compliance with the earnings, improvement fund and replacement requirements. Various certificates and other documents are required to be filed periodically or upon the happening of certain events; however, no general periodic evidence is required by the First Mortgage Bond Indenture to be furnished as to the absence of default or as to compliance with the terms of the First Mortgage Bond Indenture in general.

                          DESCRIPTION OF THE NEW STOCK

     Set forth below is a description of the general terms of the new Stock.

     The statements herein concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the cited provisions of the charter of the Company, as amended (the "charter"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The general provisions which apply to the preferred stock of the Company of all classes, which are now or may hereafter be authorized or created, are set forth in the charter.

     General: The new Stock is to be established by resolutions of the Board of Directors of the Company (the "Resolutions"), a copy of which is an exhibit to the registration statement (or incorporated by reference therein) to which reference is hereby made. The Resolutions shall include a provision fixing the stated capital of the new Stock.

     In addition to the new Class A Preferred Stock, at September 30, 1998, there were outstanding 13,520,000 shares of Class A Preferred Stock with a stated capital of $25 per share, 500,000 shares of Class A

Preferred Stock with a stated capital of $100 per share and 200 shares of Class A Preferred Stock with a stated capital of $100,000 per share. Additionally, at September 30, 1998, the Company had outstanding 475,115 shares of Preferred Stock which have a par value of $100 per share. The Class A Preferred Stock ranks on a parity as to dividends and assets with the outstanding Preferred Stock and has the same rights and preferences as the outstanding Preferred Stock. On all matters submitted to a vote of the holders of the Preferred Stock and the Class A Preferred Stock (other than a change in the rights and preferences of only one, but not the other, such kind of stock), both kinds of stock vote together as a single class, and each share of Preferred Stock and Class A Preferred Stock shall have the relative voting rights described in "Voting Rights" herein.

     The new Stock will not be subject to further calls or to assessment by the Company.

     Any proposed listing of the new Stock on a securities exchange will be described in the Prospectus Supplement.

     Transfer Agent and Registrar: The new Stock will be transferable at the office of Southern Company Services, Inc., 270 Peachtree Street, N.W., Atlanta, Georgia 30303, which will also serve as the Registrar.

     Dividend Rights: The holders of the Preferred Stock and Class A Preferred Stock of each class are entitled to receive cumulative dividends, payable when and as declared by the Board of Directors, at the rates determined for the respective classes, before any dividends may be declared or paid on the Common Stock. Dividends on the Preferred Stock and Class A Preferred Stock must have been or be contemporaneously declared and set apart for payment, or paid, on the Preferred Stock and Class A Preferred Stock of all classes for all dividend periods terminating on the same or an earlier date (Charter -- A. Preferred Stock -- 2. General Provisions -- a and b).

     The Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement). Dividends payable on the new Stock will be cumulative from the date of original issue.

     Redemption Provisions: The redemption provisions applicable to the new Stock will be described in the Prospectus Supplement.

     The charter provides that the Company shall not redeem, purchase or otherwise acquire any shares of Preferred Stock or Class A Preferred Stock if, at the time of such redemption, purchase or other acquisition, dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default in whole or in part unless, prior to or concurrently with such redemption, purchase or other acquisition, all such defaults shall be cured or unless such action has been ordered, approved or permitted under the Public Utility Holding Company Act of 1935 by the SEC or any successor commission or regulatory authority of the United States of America (Charter -- A. Preferred Stock -- 2. General Provisions -- d).

     Voting Rights: Except as otherwise provided by law or in the charter, the right to vote is vested in the holders of the Common Stock; provided, however, that, if and so long as four quarterly dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default, the holders of the Preferred Stock and Class A Preferred Stock of all classes shall have the exclusive right, voting separately and as a single class, to elect the smallest number of directors which shall constitute a majority of the then authorized number of directors and, on all other matters, the right to vote together with the holders of the Common Stock. In each instance in which the holders of the Preferred Stock and the Class A Preferred Stock are entitled to vote separately and as a single class or to vote together with the holders of the Common Stock, the relative voting power of the various classes of stock shall be computed as hereinafter provided. Stockholders are entitled to cumulative voting at elections of directors (Charter -- C. Voting Powers).

     The affirmative vote of at least two-thirds of the total voting power of the outstanding shares of Preferred Stock and Class A Preferred Stock will be required for --

          (a) the authorization or creation of any kind of stock preferred as to dividends or assets over the Preferred Stock or Class A Preferred Stock or the issue (such issuance to be within twelve months after
                                       10
     such vote) of any shares of any kind of stock preferred as to dividends or assets over the Preferred Stock or Class A Preferred Stock or any security convertible into such kind of stock or a change in any of the rights and preferences of the then outstanding Preferred Stock or Class A Preferred Stock in any manner so as to affect adversely the holders thereof; provided, however, that, if any such change would adversely affect the holders of only one, but not the other, such kind of stock, only the vote of the holders of at least two-thirds of the total voting power of the outstanding shares of the kind so affected will be required; or

          (b) the issue, sale or other disposition of any shares of Preferred Stock if the total number of shares thereof to be outstanding would exceed 300,000, or the issue, sale or other disposition of any shares of Class A Preferred Stock, or the issue, sale or other disposition of any senior or equally ranking stock, or the reissue, sale or other disposition of any shares of Preferred Stock or Class A Preferred Stock or senior or equally ranking stock which have been redeemed, purchased or otherwise acquired by the Company, unless, in any such case, (i) net income available for dividends for a period of twelve consecutive calendar months within the 15 preceding calendar months is at least equal to two times the annual dividend requirements on all outstanding shares of Preferred Stock and Class A Preferred Stock and on senior or equally ranking stock to be outstanding; (ii) gross income available for interest for a period of twelve consecutive calendar months within the 15 preceding calendar months is at least equal to one and one-half times the aggregate of annual interest requirements and annual dividend requirements on all outstanding shares of Preferred Stock and Class A Preferred Stock and on senior or equally ranking stock to be outstanding; and (iii) the aggregate of common stock capital and surplus is not less than the aggregate amount payable upon involuntary liquidation on all shares of Preferred Stock and Class A Preferred Stock and on senior or equally ranking stock to be outstanding (Charter -- A. Preferred Stock -- 2. General Provisions -- e.).

     The charter provides that relative voting power of each share of Preferred Stock and Class A Preferred Stock shall be in the same proportion to all the outstanding shares of Preferred Stock and Class A Preferred Stock as the ratio of (i) the stated capital of such share to (ii) the aggregate stated capital of all then outstanding shares of Preferred Stock and Class A Preferred Stock. Thus, a share of Class A Preferred Stock having a stated capital of $25 per share will have one-fourth the voting power of a share of Preferred Stock or Class A Preferred Stock having a stated capital of $100 per share. In voting by holders of Preferred Stock and Class A Preferred Stock together with the holders of the Common Stock, each share of Common Stock will have one vote, each share of Preferred Stock will have one vote and each share of Class A Preferred Stock having a stated capital of other than $100 per share will have that number of votes which is proportionate to such one vote as determined above in this paragraph (Charter -- C. Voting Powers).

     Liquidation Rights: Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each class, without preference between classes, will be entitled to receive the amounts specified to be payable on the shares of such class (which, in the case of the new Stock, is an amount equal to the stated capital per share on involuntary liquidation, or an amount equal to the then current regular redemption price per share on voluntary liquidation, plus accrued dividends in each case) before any distribution of assets may be made to the holders of the Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first, of the amount per share payable in the event of involuntary liquidation, second, of accrued dividends, and third, of any premium
(Charter -- A. Preferred Stock -- 2. General Provisions -- c.).

     Sinking Fund: The terms and conditions of a sinking fund or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the Prospectus Supplement.

     Other Rights: The holders of the new Stock do not have any preemptive or conversion rights unless otherwise indicated in the Prospectus Supplement.

                        DESCRIPTION OF THE SENIOR NOTES

     Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture, dated as of December 1, 1997, between the Company and The Chase Manhattan Bank, as trustee
                                       11

(the "Senior Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is hereinafter referred to as the "Senior Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Senior Note Indenture.

GENERAL

     The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $1,920,000,000 outstanding at September 30, 1998. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued thereunder and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered thereby: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date;
(v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity thereof; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

     The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes of such series:

          (a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an Interest Payment Date other than at maturity or upon earlier redemption; or

          (b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

          (c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

          (d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

          (e) certain events of bankruptcy, insolvency, or reorganization of the Company.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior
Note Indenture Trustee.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Senior Note of such series affected thereby.

REGISTRATION AND TRANSFER

     The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

     Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

     The Senior Note Indenture contains provisions permitting the Company and the Senior Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected thereby, to modify the Senior Note Indenture or the rights of the holders of the Senior Note of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults thereunder and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.

     In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of senior notes.

CONSOLIDATION, MERGER AND SALE

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SENIOR NOTE INDENTURE TRUSTEE

     The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Chase Manhattan Bank, the Senior Note Indenture Trustee, also serves as First Mortgage Bond Trustee, as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase

Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of January 1, 1997, between the Company and The Chase Manhattan Bank, as trustee (the "Subordinated Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is hereinafter referred to as the "Subordinated
Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Subordinated
Note Indenture.

GENERAL

     The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued thereunder and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered thereby: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity thereof; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes. The terms of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

     The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

     The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined herein)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of September 30, 1998, Senior Indebtedness of the Company aggregated approximately $3,093,000,000.

ADDITIONAL INTEREST

     "Additional Interest" is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is a Trust) after paying taxes, duties, assessments or governmental charges of whatever nature

(other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments, or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest thereon from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

CERTAIN COVENANTS

     The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default thereunder with respect to such series of Junior Subordinated Notes shall have occurred and be continuing,
(a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantees) issued by the Company which rank pari passu with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (ii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

     The Subordinated Note Indenture further provides that, for so long as the Trust Securities of any Trust remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause such Trust
(a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT

     The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes of such series:

          (a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture) in respect thereof, when due on an Interest Payment Date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

          (b) failure for 10 days to pay Additional Interest (as defined in clause (i) of the definition thereof in the Subordinated Note Indenture); or

          (c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

          (d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

          (e) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

          (f) certain events of bankruptcy, insolvency, or reorganization of the Company.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated
Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

     A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Junior Subordinated Note of such series affected thereby.

REGISTRATION AND TRANSFER

     The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by
                                       18
check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

     Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

     The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected thereby, to modify the Subordinated
Note Indenture or the rights of the holders of the Junior Subordinated Note of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount thereof or the rate of interest (including Additional Interest) thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults thereunder and their consequences) provided for in the Subordinated
Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

     In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.

CONSOLIDATION, MERGER AND SALE

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated
Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note

Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SUBORDINATED NOTE INDENTURE TRUSTEE

     The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Chase Manhattan Bank, the Subordinated Note Indenture Trustee, also serves as First Mortgage Bond Trustee, as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (viii) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth under "Description of the Guarantees." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                         DESCRIPTION OF THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Guarantee will be qualified as an indenture under the 1939 Act. The Chase Manhattan Bank will act as indenture trustee under each Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the respective Guarantees will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

GENERAL

     Pursuant to each Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined herein), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Guarantee related thereto (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available therefor,
(ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds legally and immediately available therefor, and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the "Guarantee Payments"). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

     Each Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. IF THE COMPANY DOES NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE UNDER ANY TRUST, SUCH TRUST WILL NOT MAKE DISTRIBUTIONS ON ITS PREFERRED SECURITIES.

SUBORDINATION

     The Company's obligations under each Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank
(i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee related thereto. The Company has outstanding preferred stock that ranks pari passu to the Guarantees and common stock that ranks junior to the Guarantees. See "Selected Information -- Selected Financial Information."

     Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

TERMINATION

     Each Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Guarantee.

EVENTS OF DEFAULT

     An event of default under each Guarantee will occur upon the failure by the Company to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which any Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Guarantee and after the curing or waiving of all events of default with respect to such Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Chase Manhattan Bank, the Guarantee Trustee, also serves as Property Trustee, as First Mortgage Bond Trustee, as Senior Note Indenture Trustee and as Subordinated Note Indenture Trustee. The Company and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

     Each Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under each Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEES

     As long as payments of interest and other payments are made when due on each series of Junior Subordinated Notes issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities Trustees thereunder shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds therefor are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under "Description of the Guarantees." If the Company does not make interest payments on any series of Junior Subordinated Notes, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

     If the Company fails to make interest or other payments on any series of Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism whereby the holders of the related Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes of such series, including proceeding directly against the Company to enforce such Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such series of Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     If the Company fails to make payments under any Guarantee, such Guarantee provides a mechanism whereby the holders of the Preferred Securities to which such Guarantee relates may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

     Each Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the related series of Preferred Securities.

     Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless Junior Subordinated Notes of the related series are distributed in connection therewith, the holders of Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the related series of Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Notes of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes of such series except that failure to make interest payments on the Junior Subordinated Notes of such series will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the new Bonds, new Stock, Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the applicable Trust from such sale, any underwriting discounts or agency fees and other items
                                       24
constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

     If underwriters participate in the sale, such new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with the Company and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Each series of new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The new Bonds, new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trusts. The validity of the new Bonds, new Stock, Senior Notes, Junior Subordinated Notes, Guarantees and certain matters relating thereto will be passed upon on behalf of the Company by Balch & Bingham LLP, Birmingham, Alabama, and by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. With respect to the Company's unaudited interim financial information for the periods ended March 31, 1998 and 1997, and June 30, 1998 and 1997, included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for review of such information. However, their separate reports thereon state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures employed. In addition, the accountants are not subject to the liability provisions of Section 11 of the 1933 Act for their reports on the unaudited interim financial information because these reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of said Act.

     Statements as to matters of law and legal conclusions in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, relating to titles to property of the Company under "Item 2 -- Properties -- Titles to Property", and relating to the Company under "Item 1 -- Business -- Regulation", "Item 1 -- Business -- Rate Matters" and "Item 1 -- Business -- Competition", have been reviewed by Balch & Bingham LLP, general counsel for the Company, and such statements are made upon the authority of such firm as experts.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Preferred Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                            PAGE
                                            ----
Summary Information -- Q&A................   S-2
Risk Factors..............................   S-6
Alabama Power Capital Trust III...........   S-9
Capitalization............................  S-10
Use of Proceeds...........................  S-10
Recent Results of Operations..............  S-10
Recent Developments.......................  S-11
Description of the Preferred Securities...  S-11
Description of the Series C Junior
  Subordinated Notes......................  S-26
The Auction...............................  S-28
The Broker-Dealers........................  S-43
Certain Federal Income Tax
  Considerations..........................  S-44
Underwriting..............................  S-47
Legal Opinions............................  S-48

                   Prospectus

About this Prospectus.....................     2
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     2
Selected Information......................     4
Alabama Power Company.....................     4
The Trusts................................     5
Accounting Treatment of Trusts............     5
Certain Ratios............................     6
Use of Proceeds...........................     6
Description of the New Bonds..............     6
Description of the New Stock..............     9
Description of the Senior Notes...........    11
Description of the Junior Subordinated
  Notes...................................    15
Description of the Preferred Securities...    20
Description of the Guarantees.............    21
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees................    23
Plan of Distribution......................    24
Legal Matters.............................    25
Experts...................................    25

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                           1,000 Preferred Securities

                                 ALABAMA POWER
                               CAPITAL TRUST III

                           Capital Auction Preferred
                               Securities (CAPS)
                        (Liquidation Amount $50,000 per
                              Preferred Security)

                     Fully and unconditionally guaranteed,
                              as described herein
                       ----------------------------------

                              (Alabama Power Logo)

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                             PROSPECTUS SUPPLEMENT
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                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS
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